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Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock
of
CLEARWIRE CORPORATION
at
$4.40 Net Per Share
by
DISH ACQUISITION HOLDING CORPORATION,
a wholly-owned subsidiary of

DISH NETWORK CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 28, 2013, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made pursuant to the terms and conditions herein by DISH Network Corporation, a Nevada corporation ("DISH") and DISH Acquisition Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of DISH ("Purchaser"). Purchaser is offering to purchase all of the shares of Class A common stock of Clearwire Corporation, a Delaware corporation ("Clearwire"), par value $0.0001 per share ("Class A Stock" or the "Shares"), that are issued and outstanding at a price of $4.40 per Share, net to the seller in cash (the "Offer Price"), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." The Class A Stock and the Class B common stock of Clearwire, par value $0.0001 per share, are referred to herein collectively as "Common Stock."

        The Offer is not subject to any financing condition.    The Offer is conditioned upon: (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 12:00 midnight, New York City time, at the end of June 28, 2013 (the "Expiration Date," unless the Offer is extended pursuant to and in accordance with the terms herein, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended, will expire) a number of Shares that represents more than 25% of the Voting Power (as defined herein) on a fully diluted basis as of the Expiration Date; (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; (iii) any Federal Communications Commission consents ("FCC Consents") that are required to consummate this Offer based on DISH's purchase of the number of Shares validly tendered and not withdrawn prior to the Expiration Date having been received and being in full force and effect; (iv) the Note Purchase Agreement (the "Note Agreement"), among Clearwire, Clearwire Communications, LLC ("Clearwire Communications"), Clearwire Finance, Inc. and Purchaser and the Investor Rights Agreement (the "Investor Rights Agreement" and together with the Note Agreement, and the other agreements contemplated therein, the "Transaction Agreements") between Purchaser and Clearwire, each in the form attached here as Exhibits A and B, respectively, having been duly executed and delivered by the parties thereto; and (v) both the Agreement and Plan of Merger, dated as of December 17, 2012, as amended, among Sprint Nextel Corporation ("Sprint"), Collie Acquisition Corp. and Clearwire (as amended, the "Sprint Merger Agreement") and the Note Purchase Agreement, dated as of December 17, 2012, as amended, among Sprint, Clearwire Communications and Clearwire Finance, Inc. (as amended, the "Sprint Note Purchase Agreement") having been validly terminated in accordance with their terms. The Offer is also subject to other customary conditions, including conditions similar to certain conditions set forth in the Sprint Merger Agreement. If the FCC Consents have not been received but all other conditions of the Offer have been fulfilled, DISH and Purchaser shall reduce the number of Shares sought for purchase in the Offer in accordance with the terms herein and applicable law, and acquire up to the maximum number of Shares permitted to be acquired without such FCC Consents, after the minimum postponement of the Expiration Date allowed under applicable law. After the acceptance of such Shares, DISH and Purchaser would irrevocably commit to launch a second tender offer for all remaining Class A Stock conditioned only upon receipt of the FCC Consents and that there shall not be in place any injunction or any other order or any other legal restriction in effect that prevents or makes illegal the consummation of the second offer. See Section 15—"Conditions to the Offer."

        A summary of the principal terms of the Offer appears on pages 5 through 12. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer. In connection with this Offer, Jefferies LLC is the dealer-manager, Innisfree M&A Incorporated is the information agent and The Colbent Corporation is the depositary.

May 30, 2013

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to The Colbent Corporation, in its capacity as depositary for the Offer (the "Depositary"), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer" or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery."

*****

        Innisfree M&A Incorporated, the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Securities Sought:	All of the shares of Class A common stock of Clearwire Corporation, a Delaware corporation ("Clearwire"), par value $0.0001 per share (the "Class A Stock" or the "Shares"), that are issued and outstanding
Price Offered Per Share:	$4.40 per Share, net to the seller in cash (the "Offer Price"), without interest, less any applicable withholding taxes
Scheduled Expiration Date:
12:00 midnight, New York City time, at the end of June 28, 2013, unless the Offer (as defined below) is extended. If all of the conditions to the Offer other than the Minimum Condition have not been satisfied (but remain capable of being satisfied) as of the Expiration Date, we will continue to extend the Offer until December 31, 2013 (the "Outside Date"); provided that (1) the Clearwire Board has within ten (10) business days of the commencement of the Offer released a statement that it recommends that stockholders tender their Shares into the Offer and has not withdrawn, qualified or modified such change of recommendation in any manner adverse to DISH or Purchaser as determined by DISH in its reasonable discretion and (2) the requisite vote of the holders of the outstanding shares of Common Stock approving the Sprint Merger Agreement has not been obtained.
Purchaser:	DISH Acquisition Holding Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of DISH Network Corporation, a Nevada corporation ("DISH").

        The following are some questions that you, as a stockholder of Clearwire, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this "Offer to Purchase") and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the "Information Agent"), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        Purchaser is a corporation incorporated under the laws of the State of Delaware for the purpose of making the Offer and thereafter consummating the transactions (the "Transactions") contemplated in the Transaction Agreements. To date, Purchaser has not carried on any activities other than those related to its formation and the Offer. Purchaser is a wholly-owned subsidiary of DISH. DISH is a corporation incorporated under the laws of the State of Nevada. See the "Introduction" and Section 8—"Certain Information Concerning Purchaser and DISH."

How many Shares are you offering to purchase in the Offer?

        We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer pursuant to terms and conditions herein in order to acquire a significant ownership interest in Clearwire while allowing Clearwire's stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days of the acceptance by Purchaser of such Shares) by tendering their Shares into the Offer. If the Offer is consummated, DISH and Purchaser expect to consummate the Transactions as promptly as practicable in accordance with the terms thereof. See Section 12—"Purpose of the Offer; Plans for Clearwire."

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $4.40 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What does the Clearwire Board recommend?

        The board of directors of Clearwire (the "Clearwire Board") has not approved this Offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Clearwire is required by law to publish, send or give to you (and file with the Securities and Exchange Commission ("SEC")) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

        Once the Clearwire Board has made a decision concerning the Offer, Clearwire is required to file with the SEC and disseminate to holders of Shares a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the "Schedule 14D-9") that will reflect the Clearwire Board's recommendation.

        If, within twenty (20) business days after the commencement of this Offer, the Special Committee of the Clearwire Board (the "Special Committee") has not recommended that the Clearwire Board release a statement to shareholders recommending that shareholders tender their shares into the Offer and the Clearwire Board has not released such a statement, we reserve the right, in our sole discretion, to terminate the Offer. We also reserve the right, in our sole discretion, to withdraw or terminate the Offer in the event that either (i) the Special Committee or the Clearwire Board thereafter withdraws, qualifies or modifies its recommendation with respect to the Offer in any manner adverse to DISH or Purchaser as determined by DISH in its reasonable discretion, or (ii) the requisite vote of the holders of the outstanding shares of Class A Stock and Class B common stock of Clearwire, par value $0.0001 per share (the "Class B Stock" and together with the Class A Stock, "Common Stock") adopting the Sprint Merger Agreement (defined below) has been obtained.

How does the Offer relate to the announced merger between Sprint Nextel Corporation and Clearwire?

        On December 17, 2012, Sprint Nextel Corporation ("Sprint"), Collie Acquisition Corp. and Clearwire announced that they had entered into a definite Agreement and Plan of Merger, dated December 17, 2012 (as amended, the "Sprint Merger Agreement"), pursuant to which Sprint would acquire Clearwire through Sprint's wholly-owned subsidiary, Collie Acquisition Corp. Under the terms of the Sprint Merger Agreement as modified by the May 21, 2013 amendment, Clearwire stockholders would receive $3.40 in cash for each outstanding Share. We believe that our offer to pay you $4.40 per Share in cash provides superior value to the Clearwire shareholders than does the announced merger between Sprint and Clearwire. Termination of the Sprint Merger Agreement is a condition to the Offer. Sprint may unilaterally terminate the Sprint Merger Agreement if the Clearwire Board changes its recommendation that Clearwire stockholders accept the Sprint Merger Agreement. Either Sprint or Clearwire may terminate the Sprint Merger Agreement if the Clearwire stockholders do not adopt the Sprint Merger Agreement by the required stockholder vote at a meeting of Clearwire stockholders held for that purpose.

How does the Offer relate to the DISH's bid for Sprint?

        DISH has made an offer to the Sprint board of directors. That offer has not been accepted nor has the Sprint board of directors or Sprint's Special Committee determined that it is reasonably likely to result in a superior proposal. Therefore, DISH remains interested in acquiring Clearwire or a substantial ownership interest in Clearwire. DISH believes that, in the absence of an acquisition of Sprint by DISH, this Offer will facilitate arm's-length transactions in which DISH and other parties may access Clearwire's spectrum through arrangements that will be beneficial to all Clearwire stockholders.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined below) a number of Shares that represents more than 25% of the Voting Power (as defined below) on a fully diluted basis as of the Expiration Date;

  •
  the waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), having expired or been terminated;

  •
  the Note Purchase Agreement (the "Note Agreement"), among Clearwire, Clearwire Communications, Clearwire Finance, Inc. and Purchaser and the Investor Rights Agreement (the "Investor Rights Agreement"), between Purchaser and Clearwire and together with the Note Agreement, the "Transaction Agreements"), each substantially in the form attached here as Exhibits A and B, respectively, having been duly executed and delivered by the parties thereto;

  •
  both the Sprint Merger Agreement and the Note Purchase Agreement, dated as of December 17, 2012 and amended as of January 31, 2013 and February 26, 2013, among Sprint, Clearwire Communications and Clearwire Finance, Inc. (as amended, the "Sprint Note Purchase Agreement") having been validly terminated in accordance with their terms; and

  •
  any Federal Communications Commission consents ("FCC Consents") that are required to consummate this Offer based on DISH's purchase of the number of Shares validly tendered and not withdrawn prior to the Expiration Date having been received and being in full force and effect.

        The Offer is also subject to other customary conditions, including conditions similar to certain conditions set forth in the Sprint Merger Agreement. If the FCC Consents have not been received but all other conditions of the Offer have been fulfilled, DISH and Purchaser shall reduce the number of Shares sought for purchase in the Offer in accordance with the terms herein and applicable law, and acquire up to the maximum number of Shares permitted to be acquired without such FCC Consents, after the minimum postponement of the Expiration Date allowed under applicable law. In such event, DISH and Purchaser would irrevocably commit to launch a second tender offer for all remaining Class A Stock conditioned only upon receipt of the FCC Consents. See Section 15—"Conditions to the Offer."

        For purposes of this Offer, "Voting Power" refers collectively to shares of Clearwire Common Stock entitling the holders to vote generally in the election of members of the Clearwire Board.

Is the Offer subject to any financing condition?

        No. The Offer is not subject to any financing condition.

What percentage of Shares do you or your affiliates currently own?

        Purchaser and DISH and their respective affiliates currently own Shares representing approximately 1% of the total Voting Power of all Clearwire Common Stock.

Do you have the financial resources to pay for all Shares?

        Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer is approximately $6.5 billion, plus related fees and expenses. DISH will provide Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer. DISH expects to fund such cash requirements from its available cash on hand and/or from a new credit facility entered into in order to finance the Offer and the funding contemplated by the Note Agreement. Purchaser is a direct wholly-owned subsidiary of DISH. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender into the Offer?

        No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the consummation of the Offer is not subject to any financing condition;

  •
  the Offer is being made for all Shares solely for cash; and

  •
  we, through DISH, have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer in light of DISH's financial capacity in relation to the amount of consideration payable.

        See Section 9—"Source and Amount of Funds" and Section 11—"Other Agreements."

How long do I have to decide whether to tender into the Offer?

        You will be able to tender your Shares into the Offer until 12:00 midnight, New York City time, at the end of June 28, 2013 (the "Expiration Date," unless we extend the Offer pursuant to and in accordance with the terms herein, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by The Colbent Corporation, our depositary for the Offer (the "Depositary"), within three NASDAQ Stock Exchange ("NASDAQ") trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

        Yes, the Offer can be extended pursuant to the terms of this Offer to Purchase. If all of the conditions to the Offer other than the Minimum Condition have not been satisfied (but remain capable of being satisfied) as of the Expiration Date, we will continue to extend the Offer until the Outside Date; provided that (1) the Clearwire Board has within ten (10) business days of the commencement of the Offer released a statement that it recommends that stockholders tender their Shares into the Offer and has not withdrawn, qualified or modified such change of recommendation in any manner adverse to DISH or Purchaser as determined by DISH in its reasonable discretion and (2) the requisite vote of the holders of the outstanding shares of Common Stock approving the Sprint Merger Agreement has not been obtained. If we extend the Offer, we will inform the Depositary of that fact and we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        If we extend the Offer, you will have additional time to tender your Shares. See Section 1—"Terms of the Offer" for more details on our ability or obligation to extend the Offer, and make changes to the material terms of the Offer.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

Will there be a subsequent offering period?

        If, following the time (the "Acceptance Time") at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Date, we do not beneficially own, together with DISH, a majority of the Voting Power of the then-outstanding Shares on a fully diluted basis, we may elect to provide a subsequent offering period of not fewer than three business days nor more than 20 business days, during which time Clearwire's stockholders that did not tender Shares during the initial offering period may tender, but not withdraw, their Shares and receive the Offer Price. Any subsequent offering period may be subject to regulatory constraints. See Section 1—"Terms of the Offer", Section 4—"Withdrawal Rights" and Section 17—"Certain Legal Matters; Regulatory Approvals" for more information concerning any subsequent offering period.

What is the difference between an extension of the Offer and a subsequent offering period?

        If the Offer is extended, no Shares will be accepted or paid for until the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date. A subsequent offering period, if one is provided, would occur after the Acceptance Time and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

How do I tender my Shares into the Offer?

        To tender your Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares") in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"). For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ trading days. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after July 28,

2013, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

        You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4—"Withdrawal Rights."

How do I properly withdraw previously tendered Shares?

        To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4—"Withdrawal Rights."

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

        Currently, only Class A Stock is actively traded on NASDAQ, and such stock will continue to be publicly traded following the Offer unless substantially all of the Shares are validly tendered and not withdrawn. DISH reserves the right to execute a merger (a "Potential Merger"), including, if we acquire 90% or more of all shares of Clearwire Common Stock, a "short-form" merger under Section 253 of the DGCL to acquire all outstanding shares of Clearwire Common Stock. A merger would cause the Class A Stock to no longer be publicly traded. See Section 13—"Certain Effects of the Offer."

If I object to the price being offered, will I have appraisal rights?

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, in the event DISH executes a Potential Merger, Clearwire shareholders that do not tender their Shares in the Offer, continue to hold Shares at the time of the consummation of the Potential Merger, neither vote in favor of the Potential Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to demand a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Potential Merger) and to receive payment of such fair value in cash, together with interest, if any, at the rate specified in Section 262 of the DGCL. See Section 12—"Purpose of the Offer; Plans for Clearwire—Purpose of the Offer" and Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights." DISH is not obligated to pursue or consummate a Potential Merger.

If I decide not to tender my Shares into the Offer, how will the Offer affect my Shares?

        After the consummation of the Offer, your Shares will remain subject to market conditions and will continue to be publicly traded. DISH reserves the right to execute a Potential Merger, including a "short-form" merger under Section 253 of the DGCL, which would cause the Class A Stock to no longer be publicly traded. See Section 12—"Purpose of the Offer; Plans for Clearwire—Purpose of the Offer."

What is the market value of my Shares as of a recent date, and what "premium" would I receive?

        The Offer Price of $4.40 per Share represents a:

  •
  83% premium to the closing price of Shares reported on NASDAQ on December 10, 2012, the trading day prior to date of public reports regarding a potential merger between Sprint and Clearwire;

  •
  29% premium to the price offered by Sprint in the amended Sprint Merger Agreement; and

  •
  52% premium to the closing price of Shares reported on NASDAQ on January 7, 2013, the trading day prior to the date Clearwire publicly disclosed that DISH had made a proposal to Clearwire.

        On May 29, 2013, the last trading day before we commenced the Offer, the closing price of Shares reported on NASDAQ was $3.48 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

Have any stockholders of Clearwire already agreed to tender their Shares into the Offer or to otherwise support the Offer?

        No. Except through this Offer, we have not asked any stockholder of Clearwire to agree to tender any Shares into the Offer.

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Conditions to the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly (and in any event within three business days of the acceptance by Purchaser of such Shares). We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer," (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of transmittal or an Agent's Message in lieu of such Letter of Transmittal, and (iii) any other required documents for such Shares. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What will happen to my stock options in the Offer?

        The Offer is not being made for options to purchase Shares ("Company Stock Options") granted under Clearwire's stock plans. Any stock options that are exercised and Shares purchased prior to the Expiration Date will be eligible for the Offer.

What will happen to my restricted stock units in the Offer?

        The Offer is not being made for restricted stock units ("RSUs") issued by Clearwire. Any RSUs that vest and are converted to Shares prior to the Expiration Date will be eligible for the Offer.

What are the U.S. federal income tax consequences of the Offer?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer"). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a non-United States Holder (as defined in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer"), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer. See Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer" for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer.

To whom should I talk if I have additional questions about the Offer?

        You may call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834 or (212) 750-5833 (call collect).

To the Holders of Shares of Common Stock of Clearwire Corporation:

INTRODUCTION

        The Offer is being made pursuant to the terms and conditions herein by DISH and Purchaser. Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended. If all of the conditions to the Offer other than the Minimum Condition have not been satisfied (but remain capable of being satisfied) as of the Expiration Date, we will continue to extend the Offer until the Outside Date; provided that (1) the Clearwire Board has within ten (10) business days of the commencement of the Offer released a statement that it recommends that stockholders tender their Shares into the Offer and has not withdrawn, qualified or modified such change of recommendation in any manner adverse to DISH or Purchaser as determined by DISH in its reasonable discretion and (2) the requisite vote of the holders of the outstanding shares of Common Stock approving the Sprint Merger Agreement has not been obtained. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Backup Withholding." Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary, the Information Agent and Jefferies LLC (the "Dealer-Manager") incurred in connection with the Offer. See Section 18—"Fees and Expenses."

        Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer."

        The Clearwire Board has not approved this Offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Clearwire is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

        If, within twenty (20) business days after the commencement of this Offer, the Special Committee has not recommended that the Clearwire Board release a statement to shareholders recommending that shareholders tender their shares into the Offer and the Clearwire Board has not released such a statement, we reserve the right, in our sole discretion, to terminate the Offer without being required to purchase any Shares tendered. We also reserve the right, in our sole discretion, to withdraw or terminate the Offer in the event that (i) the Special Committee or the Clearwire Board thereafter withdraws, qualifies or modifies its recommendation with respect to the Offer in any manner adverse to DISH or Purchaser as determined by DISH in its reasonable discretion, or (ii) the requisite vote of the holders of the outstanding shares of Common Stock approving the Sprint Merger Agreement has been obtained.

The Offer is not subject to any financing condition.

        The Offer is conditioned upon: (i) the Minimum Condition (as defined in Section 15—"Conditions to the Offer"); (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act having expired or been terminated; (iii) any FCC Consents that are required for DISH's purchase of the number of Shares validly tendered and not withdrawn prior to the Expiration Date having been received and being in full force and effect; (iv) the Transaction Agreements (each in the form attached hereto as Exhibits A and B) having been duly executed and delivered by the parties thereto; and (v) both the Sprint Merger Agreement and the Sprint Note Purchase Agreement having been validly terminated in accordance with their terms. The Offer is also subject to other customary conditions, including conditions similar to certain conditions set forth in the Sprint Merger Agreement. If the FCC Consents have not been received but all other conditions of the Offer have been fulfilled, DISH and Purchaser shall reduce the number of Shares sought for purchase in the Offer in accordance with the terms herein and applicable law, and acquire up to the maximum number of Shares permitted to be acquired without such FCC Consents, after the minimum postponement of the Expiration Date allowed under applicable law. In such event, DISH and Purchaser would irrevocably commit to launch a second tender offer for all remaining Class A Stock conditioned only upon receipt of the FCC Consents. See Section 15—"Conditions to the Offer."

        According to Clearwire's public filings, as of April 23, 2013, there were 699,173,175 shares of Class A Stock issued and outstanding, 773,732,672 shares of Class A Stock reserved for issuance upon exchange of Class B Stock together with the corresponding Class B Common Interests and 773,732,672 shares of Class B Stock issued and outstanding, and no shares of preferred stock issued or outstanding. According to Clearwire's public filings, as of March 1, 2013, there were 3,250,605 shares of Class A Stock issuable upon the exercise of issued and outstanding stock options, 26,683,997 shares of Class A Stock issuable upon vesting of issued and outstanding RSUs, as of April 23, 2013 there were 2,000,000 shares of Class A Stock issuable upon the exercise of warrants and as of December 31, 2012 there were 91,733,000 shares of Class A Stock reserved for issuance upon exchange of the 2010 Exchangeable Notes due 2040. In addition, through May 30, 2013, Clearwire had, according to its public statements, issued to Sprint exchangeable notes pursuant to which it may become obligated to issue approximately 106.7 million shares of Class A Stock. Assuming that all Shares reserved for issuance pursuant to such stock option and exchange rights plans are issued and that no other Shares were or are issued other than as described in this paragraph, we estimate that there would be approximately 1.6 billion Shares of Voting Stock outstanding on a fully-diluted basis and the Minimum Condition would be satisfied if at least approximately 400 million Shares are validly tendered and not withdrawn prior to the Expiration Date.

        If the Minimum Condition and the other conditions to the Offer are satisfied and Purchaser accepts for payment and pays for Shares tendered into the Offer, DISH will become entitled to certain governance rights, including the ability to cause Clearwire's nominating committee to nominate for election to the Clearwire Board a number of qualified directors selected by DISH that correspond to DISH's ownership percentage but in any event a minimum of three directors. A condition to the Offer is that Clearwire will agree to enter into the Investor Rights Agreement to effect these governance rights and enforce these rights pursuant to Clearwire's Equityholders' Agreement, dated November 28, 2008, among Clearwire, Clearwire Communications, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC, and

Sprint Nextel Corporation (the "Clearwire Equityholders' Agreement"). See Section 12—"Purpose of the Offer; Plans for Clearwire—Plans for Clearwire."

        No appraisal rights are available to the holders of Shares in connection with the Offer. See Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4—"Withdrawal Rights."

        The Offer is not subject to any financing condition.    The Offer is conditioned upon: (i) the Minimum Condition (as defined in Section 15—"Conditions to the Offer"); (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act having expired or been terminated; (iii) any FCC Consents that are required for DISH's purchase of the number of Shares validly tendered and not withdrawn prior to the Expiration Date having been received and being in full force and effect; (iv) the Transaction Agreements (each in the form attached hereto as Exhibits A and B) having been duly executed and delivered by the parties thereto; and (v) both the Sprint Merger Agreement and the Sprint Note Purchase Agreement having been validly terminated in accordance with their terms. The Offer is also subject to other customary conditions, including conditions similar to certain conditions set forth in the Sprint Merger Agreement. If the FCC Consents have not been received but all other conditions of the Offer have been fulfilled, DISH and Purchaser shall reduce the number of Shares sought for purchase in the Offer in accordance with the terms herein and applicable law, and acquire up to the maximum number of Shares permitted to be acquired without such FCC Consents, after the minimum postponement of the Expiration Date allowed under applicable law. In such event, DISH and Purchaser would irrevocably commit to launch a second tender offer for all remaining Class A Stock conditioned only upon receipt of the FCC Consents. See Section 15—"Conditions to the Offer."

        We expressly reserve the right from time to time to waive any of the conditions described in the Offer to Purchase, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that, if the Clearwire Board has within ten (10) business days of the commencement of the Offer released a statement that it recommends that stockholders tender their Shares into the Offer and does not withdraw, qualify or modify such change of recommendation in any manner adverse to DISH or Purchaser as determined by DISH in its reasonable discretion and the requisite vote of the holders of the outstanding shares of Common Stock approving the Sprint Merger Agreement has not been obtained, then Purchaser will not, without the prior consent of Clearwire or as may be required by applicable law (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer (except in the event that Purchaser decreases the number of Shares sought for purchase because any required FCC Consents have not yet been received), (iii) impose additional conditions to the Offer in any manner adverse in any material respect to holders of the Shares or (iv) fail to extend the Offer in the event that all conditions to the Offer other than the Minimum Condition have not been satisfied (but remain capable of being satisfied) as of the Expiration Date, provided that Purchaser will not be required to extend the Offer beyond the Outside Date.

        In accordance with Rule 14d-11 under the Exchange Act, if the time (the "Acceptance Time") at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Date has occurred and we have paid for all Shares validly tendered and not withdrawn pursuant to the Offer, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Date. If we elect to provide a subsequent offering period, it will be an additional period of time, following the expiration of the Offer and the purchase of Shares pursuant to the Offer, during which stockholders may tender any Shares not previously tendered into the Offer. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of not fewer than three (3) business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. For purposes of the Offer as provided under the Exchange Act, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect, in our discretion, to provide a subsequent offering period or elect to extend such subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior subsequent offering period.

        If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations herein, Purchaser changes the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

        In the event we reduce the number of Shares being sought for purchase in this Offer prior to the Expiration Date according to the terms herein and applicable law, and a greater number of Shares are tendered than we are offering to purchase, the Shares will be taken up and purchased for as nearly as may be pro rata, disregarding fractions, in accordance with Rule 14d-8 of the Exchange Act.

        If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        We will request that Clearwire provide Purchaser with Clearwire's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Clearwire's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. Subject to the terms and conditions herein and Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right not to accept for payment, or to delay payment for, Shares until the FCC Consents have been obtained and the waiting period required by the HSR Act has expired or been terminated. See Section 17—"Certain Legal Matters; Regulatory Approvals." Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  the certificates evidencing such Shares ("Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares;"

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  a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal; and

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  any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect their Shares are actually received by the Depositary.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by Purchaser and Clearwire.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

        We reserve the right to transfer or assign in whole or in part from time to time to one or more direct or indirect wholly-owned subsidiaries of DISH the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    No alternative, conditional or contingent tenders will be accepted. In order for a Clearwire stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

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  for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

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  for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent's Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "Book-Entry Transfer" and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" before the Expiration Date.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent's Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

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  the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

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  Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the NASDAQ

    Medallion Stamp Program, or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, the "Eligible Institutions").

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided, that all of the following conditions are satisfied:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

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  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by Purchaser and Clearwire.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, Purchaser will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions to the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by Purchaser in its sole discretion.

        Appointment as Proxy.    By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent's Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent's Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Clearwire's stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Clearwire's stockholders.

        Company Stock Options, RSUs.    The Offer is made only for outstanding Shares and is not made for any Company Stock Options or RSUs. See Section 11—"Other Agreements—Treatment of Clearwire Equity Awards" for a description of the treatment of the Company Stock Options and RSUs. Shares that you acquired as a result of the previous vesting of RSUs are considered the same as Shares generally and may be tendered into the Offer.

        Backup Withholding.    To prevent federal "backup withholding" with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder's exemption from backup withholding. See

Instruction 8 set forth in the Letter of Transmittal and Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer" of this Offer to Purchase for a more detailed discussion of backup withholding.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after July 28, 2013, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

        For a withdrawal to be proper and effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares."

        No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1—"Terms of the Offer") or to Shares previously tendered into the Offer and accepted for payment.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion. None of Purchaser, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain Material U.S. Federal Income Tax Consequences of the Offer.

        The following is a summary of certain material U.S. federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to holders of Shares who are in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, "controlled foreign corporations" or "passive foreign investment companies") or to persons holding Shares as part of a "straddle," "hedge," "conversion transaction," wash sale, constructive sale or other integrated transaction or United States Holders whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign taxation.

        If a partnership holds Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer.

        THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

        United States Holders.    For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

        The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder of Shares will recognize gain or loss in an amount equal to the difference between such United States Holder's adjusted federal income tax basis in such Shares sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale, such Shares were held for more than one year. Long-term capital gains recognized by an individual whose taxable income exceeds $400,000 for a single filer and $450,000 for a married joint filer in taxable years beginning on or after January 1, 2013 will be subject to a maximum U.S. federal income tax rate of 20% and all other taxpayers will generally be subject to a maximum U.S. federal income tax rate of 15%. Net capital losses may be subject to limits on deductibility.

        A United States Holder of Shares that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax (the "Medicare tax"), will be subject to a 3.8% tax on the lesser of (1) the United States Holder's "net investment income" for the relevant taxable year and (2) the excess of the United States Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A United States Holder's net investment income will generally include its net gains recognized upon a sale of Shares pursuant to this Offer to Purchase, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A United States Holder of Shares that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to gains in respect of the sale of Shares pursuant to this Offer to Purchase.

        Non-United States Holders.    For purposes of this discussion, the term "Non-United States Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Shares.

        In general, a non-United States Holder of Shares will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer unless:

  •
  the gain is "effectively connected" with the non-United States Holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

  •
  the non-United States Holder is an individual that holds Shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

  •
  Clearwire is or has been a United States real property holding corporation for U.S. federal income tax purposes and the non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale, more than 5% of Shares and such holder is not eligible for any treaty exemption.

        "Effectively connected" gains that are recognized by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

        We have made no determination as to whether Clearwire is or has been a United States real property holding corporation during the past five years for U.S. federal income tax purposes.

        Information Reporting and Backup Withholding.    Payments made to a United States Holder in connection with the Offer generally will be subject to information reporting and may be subject to "backup withholding" at a rate of 28%. See Section 3—"Procedure for Accepting the Offer and Tendering Shares—Backup Withholding" of this Offer to Purchase.

        Backup withholding generally applies if a United States Holder (i) fails to furnish its social security number or other taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number or (iii) fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the stockholder is not subject to backup withholding. A non-United States Holder will generally be exempt from information reporting and backup withholding if it certifies on an appropriate Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or, in the case of non-United States Holders, an appropriate Form W-8.

6.     Price Range of Shares; Dividends.

        The Shares are listed on NASDAQ under the symbol "CLWR." The Shares have been listed on NASDAQ since March 8, 2007.

        The following table sets forth, for the indicated periods, the high and low intraday sales prices per Share as reported on NASDAQ:

	High	Low
Year Ending December 31, 2013:
First Quarter	$3.41	$2.85
Second Quarter (through May 22, 2013)	$3.49	$3.08
Year Ended December 31, 2012:
First Quarter	$2.46	$1.69
Second Quarter	2.25	1.06
Third Quarter	1.86	0.90
Fourth Quarter	3.37	1.30
Year Ended December 31, 2011:
First Quarter	$5.91	$4.78
Second Quarter	5.98	3.60
Third Quarter	3.91	1.42
Fourth Quarter	2.50	1.27

(1)
Source: Bloomberg Finance L.P.

        According to Clearwire's public filings, as of April 23, 2013, there were 699,173,175 shares of Class A Stock issued and outstanding, 773,732,672 shares of Class A Stock reserved for issuance upon exchange of Class B Stock together with the corresponding Class B Common Interests. There were also 773,732,672 shares of Class B Stock issued and outstanding, and no shares of preferred stock issued or outstanding. According to Clearwire's public filings, as of March 1, 2013, there were 3,250,605 shares of Class A Stock issuable upon the exercise of issued and outstanding stock options, 26,683,997 shares of Class A Stock issuable upon vesting of issued and outstanding RSUs, as of April 23, 2013 there were 2,000,000 shares of Class A Stock issuable upon the exercise of warrants and as of December 31, 2012 there were 91,733,000 shares of Class A Stock reserved for issuance upon exchange of the 2010 Exchangeable Notes due 2040. In addition, through May 30, 2013, Clearwire had, according to its public statements, issued to Sprint exchangeable notes pursuant to which it may become obligated to issue approximately 106.7 million shares of Class A Stock.

        The Offer Price of $4.40 per Share represents a:

  •
  83% premium to the closing price of Shares reported on NASDAQ on December 10, 2012, the trading day prior to the date of public reports regarding a potential merger between Sprint and Clearwire;

  •
  29% premium to the price offered by Sprint in the amended Sprint Merger Agreement; and

  •
  52% premium to the closing price of Shares reported on NASDAQ on January 7, 2013, the trading day prior to the date Clearwire publicly disclosed negotiations between Clearwire and DISH.

        On May 29, 2013, the last trading day before we commenced the Offer, the closing price of Shares reported on NASDAQ was $3.48 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

        Based on Clearwire's public filings with the SEC, Clearwire has not declared or paid cash dividends with respect to the Shares during the past two years.

7.     Certain Information Concerning Clearwire.

        Except as otherwise set forth in this Offer to Purchase, the information concerning Clearwire contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Purchaser, DISH, the Information Agent and the Dealer-Manager take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Clearwire to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser, DISH, the Information Agent and the Dealer-Manager.

        General.    Clearwire is a Delaware corporation incorporated in 2008, after the completion of the transactions contemplated by the Transaction Agreement and Plan of Merger, dated as of May 7, 2008, with Clearwire Legacy LLC (f/k/a Clearwire Corporation), Sprint, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation. The principal executive offices of Clearwire are located at 1475 120th Avenue NE, Bellevue, Washington 98005 and the telephone number is (425) 216-7600.

        Clearwire is a leading provider of fourth generation, or 4G, wireless broadband services. It builds and operates next generation mobile broadband networks that provide high-speed mobile Internet and residential Internet access services in communities throughout the country. It conducts its operations through its domestic and international subsidiaries. Clearwire Communications has one primary domestic operating subsidiary: Clear Wireless LLC, which operates all of Clearwire's 4G mobile markets. Its spectrum leases and licenses in the United States are primarily held by separate holding companies. Internationally, its operations are conducted through Clearwire International, LLC, an indirect, wholly-owned subsidiary of Clearwire Communications, which also indirectly holds investments in Europe and Mexico.

        Available Information.    Clearwire files periodic reports, proxy statements and other information with the SEC in accordance with the requirements of the Exchange Act. Clearwire makes its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Forms 3, 4 and 5 filed on behalf of directors and officers, and any amendments to such reports available free of charge through Clearwire's corporate website at www.clearwire.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. You may also read and copy any document Clearwire files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Clearwire's reports, proxy and information statements, and its other filings are also available to the public over the internet at the SEC's website at www.sec.gov. The information contained in, accessible from or connected to Clearwire's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Clearwire's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.     Certain Information Concerning Purchaser and DISH.

        Purchaser.    Purchaser is a Delaware corporation and a wholly-owned subsidiary of DISH and was formed solely for the purpose of engaging in the transactions contemplated herein, including the Offer. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Transactions. Purchaser has minimal assets and liabilities other than the contractual rights and obligations as set forth herein and in the Transaction Agreements. The principal executive offices of Purchaser are located at 9601 South Meridian Boulevard, Englewood, Colorado 80112. The business telephone number for Purchaser is (303) 723-1000.

        DISH.    DISH is a Nevada corporation and is a holding company. Through subsidiaries, DISH offers the DISH branded direct broadcast satellite pay-TV service and movie and video game sale and rental through its Blockbuster segment. DISH also owns wireless spectrum. The business address of DISH is 9601 South Meridian Boulevard, Englewood, Colorado 80112. The business telephone number for DISH is (303) 723-1000.

        Additional Information.    Certain information concerning the directors and executive officers of DISH and Purchaser is set forth in Annex A to this Offer to Purchase and certain information concerning the entities controlling Purchaser is set forth in Annex B to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase (including Annex A and Annex B): (i) none of Purchaser or DISH and, to the knowledge of Purchaser and DISH after reasonable inquiry, none of the persons or entities listed in Annex A and Annex B, and no associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Clearwire, (ii) none of Purchaser or DISH and, to the knowledge of Purchaser and DISH after reasonable inquiry, none of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Clearwire during the 60-day period preceding the date of this Offer to Purchase, (iii) none of Purchaser or DISH and, to the knowledge of Purchaser and DISH after reasonable inquiry, none of the persons listed on Annex A and Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Clearwire, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between Purchaser, DISH, their respective subsidiaries or, to the knowledge of Purchaser and DISH after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Clearwire or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between Purchaser, DISH, their respective subsidiaries or, to the knowledge of Purchaser or DISH after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Clearwire or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets and (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between Purchaser, DISH or any of their respective executive officers, directors or affiliates, on the one hand, and Clearwire or any of its executive officers, directors or affiliates, on the other hand.

        Purchaser does not believe that its financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares solely for cash and (iii) Purchaser, through DISH, has sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer in light of DISH's financial capacity in relation to the amount of consideration payable.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read and copy any document filed by Purchaser and DISH with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Schedule TO and its exhibits and other information that Purchaser and DISH has filed electronically with the SEC are also available to the public over the internet at the SEC's website at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

9.     Source and Amount of Funds.

        The Offer is not subject to any financing condition. Because DISH will provide us with sufficient funds to purchase all Shares validly tendered in the Offer, we believe that none of the business performance, financial condition and results of operations of DISH and Purchaser is material to a decision by a holder of the Shares whether to sell, hold or tender their Shares into the Offer.

        The total amount of funds required by Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer is approximately $6.5 billion, plus related fees and expenses. DISH will provide us with sufficient funds to purchase all Shares validly tendered in the Offer. DISH expects to fund such cash requirements from its available cash on hand and/or from a new credit facility entered into in order to finance the Offer. Purchaser is a direct wholly-owned subsidiary of DISH.

        Purchaser does not believe that its financial condition is relevant to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares solely for cash and (iii) Purchaser, through DISH, has sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer in light of DISH's financial capacity in relation to the amount of consideration payable.

10.   Background of the Offer; Past Contacts or Negotiations with Clearwire.

  Background of the Offer

        As part of the continuous evaluation of its business and plans, DISH regularly evaluates and considers a variety of strategic options and transactions to enhance its business. DISH has considered a number of alternatives for developing its business, including acquisitions of other companies and businesses and their assets.

        Beginning in September 2011, DISH and Clearwire engaged in preliminary discussions regarding exploring strategic opportunities between DISH and Clearwire. Over the next several months, members of DISH management met with members of Clearwire management regarding potential strategic opportunities between DISH and Clearwire.

        In August 2012, representatives of DISH notified representatives of Clearwire of DISH's intent to propose a potential transaction.

        On August 7, 2012, DISH delivered a letter addressed to Clearwire reflecting a preliminary non-binding proposal (the "August 2012 Proposal") of a coordinated program of financial, strategic and commercial arrangements consisting of spectrum acquisitions, unsecured debt financing through PIK senior notes exchangeable at Clearwire's option for equity in Clearwire and Clearwire Communications, and commercial arrangements to bring high capacity, high speed mobile and fixed broadband services to the majority of the U.S. population.

        On August 15, 2012, John Stanton, Executive Chairman of the board of directors of Clearwire, and Charlie Ergen, Executive Chairman of DISH and Chairman of the board of directors of DISH, held a telephonic conversation to discuss DISH's August 2012 Proposal.

        On August 16, 2012, a member of Clearwire management contacted a member of DISH management and provided Clearwire's responses to the August 2012 Proposal as well as proposed changes.

        On August 19, 2012, members of DISH management reviewed the responses from Clearwire and determined that Clearwire's proposed changes were not acceptable to DISH and a transaction with Clearwire on mutually acceptable terms was not feasible at that point.

        On various occasions during August and September 2012, representatives of DISH and Clearwire discussed, among other things, business and technical aspects of potential strategic opportunities between DISH and Clearwire.

        On October 11, 2012, Mr. Stanton called Mr. Ergen to discuss a potential transaction between DISH and Clearwire.

        On October 26, 2012, Mr. Stanton called Mr. Ergen to discuss the terms of a potential transaction between the Company and DISH, involving a spectrum sale and certain commercial arrangements.

        On November 12, 2012, DISH representatives met with representatives of Clearwire to discuss the potential spectrum sale and certain commercial arrangements.

        On November 14, 2012, Clearwire sent to DISH a term sheet regarding a non-binding proposal for a potential spectrum sale and commercial agreement. Over the next month, several discussions were held between Clearwire and DISH regarding the term sheet.

        On November 21, 2012, Mr. Stanton called Mr. Ergen. Mr. Ergen indicated that he would be open to supplying interim financing to Clearwire as part of a transaction between Clearwire and DISH to help alleviate any near-term liquidity needs Clearwire may have.

        On December 6, 2012, DISH sent a preliminary non-binding proposal to Clearwire for the potential acquisition of certain spectrum assets of Clearwire as well as certain commercial arrangements (the "Preliminary 2012 DISH Proposal"). The Preliminary 2012 DISH Proposal contemplated a purchase price of approximately $2.2 billion in net proceeds to Clearwire for approximately 11.4 billion MHz-POPs and an option for DISH to purchase or lease an additional 2 MHz of spectrum nationwide. The net cash proceeds were prior to any adjustment for potential tax liabilities which were likely to arise from the sale of spectrum assets even after utilizing the existing net operating losses. The Preliminary 2012 DISH Proposal also contemplated certain commercial arrangements whereby each party would provide a variety of services to the other at cost plus 10%, including, among other things, services relating to building, operating, maintaining and managing a wireless network.

        On December 10, 2012, Mr. Stanton called Mr. Ergen and discussed the Preliminary 2012 DISH Proposal and requested a more formal offer. The next day, engineers from the two companies had a conversation regarding certain technical issues relating to the Preliminary 2012 DISH Proposal.

        On December 12, 2012, Mr. Ergen called Mr. Stanton to discuss the terms of the Preliminary 2012 DISH Proposal and the results of the December 11 technical diligence discussions held between DISH and Clearwire. Mr. Ergen indicated to Mr. Stanton that DISH would be making a written proposal. DISH sent a written proposal via email to Clearwire that same day, which included a proposed acquisition of spectrum licenses and certain commercial arrangements, the terms of which, including economic terms, were substantially similar to those contemplated by the outline of terms submitted by the Preliminary 2012 DISH Proposal.

        On December 12, 2012, Scott Hopper, Clearwire's Senior Vice President of Strategic Business Development, contacted senior management of DISH requesting an increase to DISH's most recent offer; DISH management declined to do so.

        On December 13, 2012, Mr. Hopper called Thomas Cullen, Executive Vice President of Corporate Development at DISH, to discuss the Preliminary 2012 DISH Proposal and the Schedule 13D filed by Sprint.

        On December 14, 2012, Mr. Cullen received a call from Mr. Hopper during which Mr. Hopper indicated that the discussions were moving away from DISH and asked Mr. Cullen if DISH wanted to alter the DISH proposal in any way in light of that. DISH did not respond with an alternative offer.

        On December 17, 2012, Clearwire and Sprint jointly announced that they had entered into a definitive agreement pursuant to which Clearwire will be acquired by Sprint, for $2.97 per Share in cash.

        On December 28, 2012, DISH delivered a letter to the Special Committee proposing a transaction with Clearwire that DISH believed was superior to the transactions contemplated by the Sprint Merger Agreement. The proposal of DISH provided for DISH to purchase certain spectrum assets from Clearwire, enter into a commercial services agreement with Clearwire, acquire all of Clearwire's common stock for $3.30 per share (subject to minimum ownership of at least 25% and granting of certain governance rights) and provide Clearwire with financing on specified terms. Financing included $800 million available upon the issuance by Clearwire of exchangeable notes under terms and conditions similar to those in the Sprint Note Purchase Agreement, and pre-funding of the full price for the spectrum assets through a PIK debenture, with PIK interest at a rate of 12% per annum. At the closing of such spectrum sale agreement, the PIK debenture along with one-half of the accrued interest, would be cancelled in consideration of the delivery of the spectrum assets to DISH and the remaining accrued interest would be payable to DISH in cash at the closing of such spectrum sale agreement.

        On January 3, 2013, Mr. Stanton and Mr. Ergen spoke by telephone to discuss DISH's proposal and Mr. Stanton indicated that Clearwire was prepared to work with DISH to identify elements of

DISH's proposal that may not be actionable by Clearwire as initially structured. Mr. Stanton and Mr. Ergen exchanged the contact information of Clearwire's and DISH's respective legal advisors to facilitate further discussions.

        On January 4, 2013, representatives of Sullivan & Cromwell LLP, legal advisor to DISH, held a telephone conversation with representatives of Kirkland & Ellis LLP, legal advisor to Clearwire, and discussed various points identified in DISH's proposal.

        On January 8, 2013, Clearwire issued a press release publicly announcing that it had received a proposal from DISH regarding a potential transaction and summarizing key terms of the proposal communicated on January 3, 2013 and certain concerns with the terms of the proposal expressed by Sprint. Later that day, Sprint issued a press release announcing that it believed Sprint's agreement to acquire Clearwire was superior to the proposal of DISH.

        On January 11, 2013, DISH delivered a letter to the Special Committee with various changes to its December 28, 2012 proposal addressing the issues discussed between legal advisors.

        On January 14, 2013, representatives of Sullivan & Cromwell LLP and Kirkland & Ellis LLP discussed certain aspects of DISH's January 11, 2013 proposal.

        On January 15, 2013, Mr. Stanton sent Mr. Ergen an email raising several issues with respect to the DISH proposal and Mr. Ergen responded by email on January 16, 2013.

        On January 16, 2013, Kirkland & Ellis LLP delivered to Sullivan & Cromwell LLP a draft non-disclosure agreement and exchanged drafts of the terms of the non-disclosure agreement and discussed the terms by telephone between January 17, 2013 and January 26, 2013. On January 26, 2013, Clearwire and DISH executed a non-disclosure agreement.

        On February 1, 2013, representatives of Kirkland & Ellis LLP and Sullivan & Cromwell LLP met at the offices of Kirkland & Ellis LLP to discuss the potential terms of a transaction and various issues that the Special Committee had with DISH's proposal.

        On February 6, 2013, representatives of DISH held a telephone call with representatives of Clearwire to discuss potential changes to DISH's proposal intended to assuage concerns about DISH's proposal that had been raised by Clearwire's advisors. The representatives of Clearwire and DISH determined not to pursue a commercial services transaction at this time to avoid making the overall transaction structure overly complex.

        On February 8, 2013, DISH delivered a letter to the Special Committee with certain amendments to the funding structure described in its December 28, 2012 and January 11, 2013 proposals, addressing the issues discussed between legal advisors and with Mr. Stanton's team. The amended proposal eliminated the PIK debenture and instead provided pre-funding of the price for the spectrum assets through exchangeable notes (conditioned on obtaining certain waivers and approvals from Clearwire shareholders), which would make $80 million available monthly for draws by Clearwire starting January 2013 through the closing (or termination) of the spectrum sale agreement, up to a maximum of $800 million, with an interest rate of 1%. Should Clearwire fail to obtain the required waivers and approvals from its shareholders, the notes would be unexchangeable and bear interest at 12% per annum. DISH may, at its option, apply the principal amount plus any accrued and unpaid interest on the unexchanged notes to the price for the spectrum assets; if the spectrum assets were not acquired due to DISH's failure to obtain any required regulatory approvals, DISH would cancel up to $120 million in principal amount of its notes. At this time, DISH also provided a more detailed term sheet with preliminary terms for this Offer, the spectrum sale agreement, the Note Agreement and the Investor Rights Agreement.

        On February 9, 2013, representatives of Sullivan & Cromwell LLP spoke with representatives of Kirkland & Ellis LLP and Simpson Thacher & Bartlett LLP, counsel to the Special Committee, to discuss the letter and revised term sheet, including Clearwire's funding request and DISH's requirements with respect to governance rights.

        On February 15, 2013, Clearwire delivered a letter and revised term sheet to DISH in response to DISH's amended proposal of February 8, 2013. This response altered DISH's revised funding structure, making it unlimited rather than up to a maximum of $800 million, decoupled the consummation of the Offer from the closing of the spectrum sale agreement, removed the ability of DISH to cancel and apply the value of a portion of the notes it would hold to the purchase price for the spectrum assets, lowered the Minimum Condition (defined below) and modified certain governance rights DISH had requested, among other items.

        On February 25, 2013, DISH delivered a letter and revised term sheet to the Special Committee in response to Clearwire's letter of February 15, 2013. The revised term sheet provided that Clearwire could have access to funding of $2.183 billion for the spectrum purchase prior to Closing and provided that the consummation of the Offer would be decoupled from completion of the spectrum sale agreement, and the Minimum Condition would be lowered contingent on DISH's ability to obtain comparable governance rights. DISH also specified that the proceeds from the draws under the Note Agreement were to be used, after deduction of certain amounts, either to repurchase or redeem first lien secured indebtedness or for network buildout, that had been pre-approved by the Clearwire Board's Audit Committee in accordance with certain criteria.

        On February 26, 2013, Clearwire's Chairman and the Chairman of the Special Committee delivered a letter to DISH informing DISH that Clearwire would take a monthly $80 million draw from Sprint at the beginning of March. The letter also expressed the Special Committee's concerns about the sale-leaseback structure proposed by DISH and the proposed use of proceeds under the proposed DISH funding facility, but did not provide a counterproposal on either of these matters.

        On February 28, 2013, DISH responded to the February 26, 2013 letter expressing concern over Clearwire's decision to accept the Sprint financing and the process being conducted by the Special Committee. DISH's letter indicated its view that the concerns expressed in the February 26 letter could be reduced to two specific concerns relating to spectrum assets the use of which Clearwire had expressed a need to retain through 2015 to satisfy service obligations and the extent to which Clearwire's use of funds it would receive with respect to the spectrum purchase prior to Closing would comport with Clearwire's obligations. DISH's letter included that the changes in respect of these issues contained in DISH's February 25 proposal had been made to satisfy Clearwire's specific requests. DISH reiterated its request that Clearwire not draw on the Sprint exchangeable note offering because of the significant cost associated with that financing.

        On March 1, 2013, Clearwire received the $80 million March draw pursuant to the Sprint Note Purchase Agreement and issued $80 million in Notes to Sprint.

        On March 8, 2013, Clearwire's Chairman and the Chairman of the Special Committee delivered a letter to DISH in response to DISH's letter of February 28, 2013, identifying certain key objectives that must be satisfied in any transaction with DISH and discussing in more detail certain concerns Clearwire had with the most recent DISH offer, including the sale-leaseback structure proposed by DISH, the proposed use of proceeds and certain costs of financing under the proposed DISH funding facility and certain aspects of the risk allocation of the proposal, among others.

        On March 15, 2013, Kirkland & Ellis LLP, Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP had a telephone conference in which they discussed the parameters of the DISH proposal and the Special Committee's and Board's concerns regarding litigation and other risks associated with challenges that Sprint and possibly other parties may make and Clearwire's position that the risks of these challenges should be borne by DISH in its proposal as well as through provisions that limited Clearwire's obligations to deliver spectrum or ensure compliance with governance terms requested by DISH. They also discussed DISH's concerns as to the quality and completeness of information provided with respect to Clearwire's spectrum that is available for transfer.

        On March 20, 2013, DISH provided a list of due diligence questions regarding Clearwire's available spectrum. Mr. Hopper replied by email that day that Clearwire was compiling requested information in response to the requests.

        On March 26, 2013, Mr. Stanton spoke to Mr. Ergen by telephone regarding the potential impediments to Clearwire's ability to transfer title to the spectrum proposed to be purchased by DISH and suggested that these impediments were determinable from the face of the various agreements and other documents made available by Clearwire through the due diligence process.

        On March 28, 2013, Mr. Cullen wrote to Mr. Hopper noting that much of the requested information regarding available spectrum was supplied in the form of publicly available redacted agreements which did not clarify to DISH the potential impediments to Clearwire's ability to transfer title to the spectrum proposed to be purchased by DISH and requesting unredacted forms of the relevant agreements.

        On April 3, 2013, Mr Hopper replied to Mr. Cullen, indicating, among other things, that unredacted versions of the requested documents could not be made available due to confidentiality obligations to which Clearwire was subject.

        Also on April 3, 2013, Clearwire received the $80 million April draw pursuant to the Sprint Note Purchase Agreement and issued $80 million in Notes to Sprint.

        On April 12, 2013, Mr. Cullen wrote to Mr. Hopper noting that DISH was unable to determine precisely what spectrum could be transferred without impediments because that depended on the identification of spectrum that must be retained by Clearwire to meet certain current and planned service requirements, none of which are disclosed by Clearwire in the relevant documents or in other public filings.

        On April 15, 2013, DISH announced that it had submitted a non-binding proposal to the board of directors of Sprint to acquire all of the outstanding Sprint shares for total cash and stock consideration of $25.5 billion.

        On April 23, 2013, Mr. Hopper replied to Mr. Cullen's communication on April 12, 2013 stating his view that Clearwire had provided sufficient information to determine impediments to transfer of Clearwire's spectrum assets.

        On May 1, 2013, Clearwire received the $80 million May draw pursuant to the Sprint Note Purchase Agreement and issued $80 million in Notes to Sprint.

        On May 21, 2013, Clearwire confirmed that it had received a revised offer from Sprint to acquire the approximately 50% in Clearwire not already owned by it for $3.40 per share. In light of the revised offer, Clearwire announced that it planned to adjourn its Special Meeting of Stockholders, which was scheduled to be held on Tuesday, May 21, 2013, and reschedule the date of the meeting for Friday, May 31, 2013.

        Purchaser and DISH commenced the Offer on May 30, 2013.

11.   Other Agreements.

        As a condition to the Offer, we would enter into the Transaction Agreements concurrently with or prior to the consummation of this Offer. It is a condition to the Offer that DISH and Clearwire enter into a definitive Note Agreement and Investor Rights Agreement. The following summary descriptions of the Note Agreement and the Investor Rights Agreement in the forms being proposed by DISH are qualified in their entirety by reference to the form of each agreement, which are attached as Exhibits A and B hereto.

Note Agreement

        Upon the authorization by Clearwire of the issuance and sale of exchangeable notes (subject to any required shareholder vote) with an interest rate of 1% per annum, Clearwire would issue such notes pursuant to an indenture. Purchaser or another DISH subsidiary, at DISH's option (either Purchaser or such DISH subsidiary, the "Note Purchaser") would purchase $80 million in principal amount of the notes on each applicable draw date as such amount may be adjusted according to the terms of the Note Agreement. Payment shall be made in cash by wire transfer of immediately available funds on the applicable draw date. The notes would be exchangeable for Class A Stock (the "Exchange Securities" for purposes of this Section 11) at an exchange ratio equivalent to $2.50 per share.

        With respect to any notes that may not be exchanged for Class A Stock (i.e., to the extent any required shareholder vote has not been obtained), the interest rate would be 12% per annum, accruing from the original issuance date. In the event any Clearwire shareholder chooses to exercise pre-emptive rights and participate in the issuance of the exchangeable notes in order to maintain its percentage ownership interest in Clearwire, Note Purchaser would take up the remaining funding obligation with the only condition being that Note Purchaser would acquire more than 25% of the exchangeable notes to be issued and all of the nonexchangeable notes to be issued (if any). In such case, Clearwire would still receive a total of $80 million per month in the aggregate, but Note Purchaser's portion would decrease in the amount of any take up of the commitment to purchase exchangeable notes by Clearwire's other eligible shareholders.

        Upon the execution of the Note Agreement, Note Purchaser would be entitled to receive a commitment fee equal to 2% of the aggregate commitment amount, payable in additional notes (PIK).

Adjustments to Interest Rate

        The interest rate on the nonexchangeable notes may be increased by 300 basis points per annum above the otherwise applicable rate during the continuance of any default on any notes.

Redemption

        All notes that are nonexchangeable and bear interest at 12% per annum will be redeemable at any time at Clearwire's option at a redemption price of par plus accrued and unpaid interest, and a call premium equal to one-half of the then current interest rate.

Representations and Warranties

        The Note Agreement will contain representations and warranties of Clearwire, Clearwire Communications and Clearwire Finance, Inc. (together, the "Clearwire Parties") and Note Purchaser.

        Some of the representations and warranties in the Note Agreement made by the Clearwire Parties will be qualified as to "materiality" or "Material Adverse Effect." For purposes of the Note Agreement, "Material Adverse Effect" means any change, effect, occurrence or circumstance that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of Clearwire and its subsidiaries, taken as a whole, or on the performance by Clearwire Parties or the Guarantors (as defined in the

Note Agreement) of their respective obligations under the applicable Note Documents (as defined in the Note Agreement):

        In the Note Agreement, the Clearwire Parties would make have made customary representations and warranties to Note Purchaser with respect to, among other things:

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  the organization, valid existence, good standing and qualification to do business of Clearwire and its subsidiaries;

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  Clearwire's capitalization;

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  corporate authorization and validity of the Note Agreement, and the indenture, notes, guarantees, stock delivery agreement and registration rights agreement to be executed and delivered pursuant thereto;

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  the absence of any conflict between the execution of the Note Agreement, on the one hand, and the organizational or governing documents of Clearwire and its subsidiaries and applicable laws of Clearwire and its subsidiaries, on the other hand;

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  required government filings, approvals and notices;

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  Clearwire's SEC filings;

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  Clearwire's financial statements and the status of its independent accountant;

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  the absence of certain material changes or events;

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  the absence of any written claims, litigation or investigations;

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  absence of unlawful payments, including compliance with the Foreign Corrupt Practices Act of 1977 and anti-money laundering laws;

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  absence of any sanctions administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury;

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  Clearwire's and its subsidiaries' compliance with applicable laws and possession of all governmental licenses and permits necessary to conduct its business;

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  environmental matters, including compliance of Clearwire and its subsidiaries, with applicable environmental laws;

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  labor matters;

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  employee benefits matters, including the status of employee benefit plans;

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  tax matters, including filing of material tax returns and payment of material taxes;

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  title to real and personal property;

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  the inapplicability of the Investment Company Act of 1940;

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  title to intellectual property;

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  Clearwire's and its subsidiaries' effective disclosure and accounting controls;

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  insurance coverage;

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  lack of the integration of the sale of the notes with any other security in a manner requiring registration under the Securities Act of 1933, as amended (the "Securities Act"), and generally no other solicitation or other item that would require registration of the securities to be issued under the Note Agreement and related agreements or registration of the indenture to be issued pursuant to the Note Agreement under the Trust Indenture Act of 1939;

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  compliance with the Sarbanes-Oxley Act of 2002;

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  compliance with applicable requirements under the Communications Act of 1934, as amended (the "Communications Act") and relevant rules, regulations and policies of the Federal Communications Commission, and possession of valid licenses; and

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  the absence of prohibitions on Clearwire or its subsidiaries from paying dividends, making other distributions on any subsidiary's capital stock or membership interests, from repaying to the Clearwire Parties or any Guarantor (as defined in the Note Agreement) any loans or advances from such subsidiary to the other parties, or from transferring assets from such subsidiary to the Clearwire Parties or a Guarantor.

        In the Note Agreement, Note Purchaser would make customary representations and warranties to the Clearwire Parties with respect to, among other things:

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  corporate authorization and validity of the Note Agreement;

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  the absence of any conflict between the execution of the Note Agreement, on the one hand, and the organizational or governing documents of DISH and applicable laws, on the other hand;

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  required government filings, approvals and notices;

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  the securities are to be purchased for Note Purchaser's own account and not with a view to the resale or distribution thereof;

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  Note Purchaser has not solicited offers for and will not solicit offers for the securities; and

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  the securities have not been registered under the Securities Act.

        The representations and warranties contained in the Note Agreement survive the execution and delivery of the Note Agreement, any draw date and any exchange of notes for securities.

Conditions to the Parties' Obligations

        In the Note Agreement, Note Purchaser will not be obligated to consummate the transactions contemplated therein, unless Note Purchaser:

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  has received an officer's certificate from each Clearwire Party stating that all representations and warranties are true and correct;

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  has received such documents and certificates as Note Purchaser may reasonably request relating to the organization, existence and good standing of the Clearwire Parties and the Guarantors (as defined in the Note Agreement) and the authorization of the transactions hereunder, all in form and substance reasonably satisfactory to Note Purchaser.

        In the Note Agreement, Note Purchaser will not be obligated to purchase and pay for the notes on a given draw date, unless:

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  Note Purchaser has received the applicable Draw Notice (as defined in the Note Agreement);

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  the Clearwire Parties have performed and complied with all covenants, agreements, obligations and conditions contained in the Note Agreement that are required to be performed or complied with by the Clearwire Parties at or before such draw date;

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  the Exchange Securities issuable upon exchange of the notes shall have been duly authorized and reserved and, when issued upon exchange of such notes in accordance with the terms of the indenture, shall be validly issued, and, in the case of the Class A Stock, fully paid and non-assessable, and the issuance of such Exchange Securities shall not be subject to any preemptive or similar rights;

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  Note Purchaser has received the required officer's certificate;

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  all authorizations, approvals or permits, if any, of any governmental body or regulatory body of the United States or of any state that are required in connection with and prior to the lawful issuance and sale of the notes (including the related guarantees) shall have been obtained and effective as of such draw date (it being understood that this condition shall not apply to the Communications Act, the rules and regulations of the FCC, and applicable state and public utility law);

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  Note Purchaser has received the written opinion of New York counsel for the Clearwire Parties and the Guarantors (as defined in the Note Agreement), dated as of such draw date;

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  the indentures, in the form attached to the Note Agreement as Exhibit B and Exhibit C, have been duly executed and delivered by the applicable parties and are in full force and effect;

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  the Registration Rights Agreement, in the form attached to the Note Agreement as Exhibit D, has been duly executed and delivered by the Clearwire Parties and the Guarantors and is in full force and effect;

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  the Stock Delivery Agreement, in the form attached to the Note Agreement as Exhibit E, has been duly executed and delivered by the Clearwire Parties and is in full force and effect;

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  all corporate and other proceedings in connection with the transactions under the Note Agreement shall have been taken, and all documents and instruments incident to such transactions shall be satisfactory in substance and form to Note Purchaser, and Note Purchaser shall have received all copies of such documents as it may reasonably request; provided, that this clause shall be a condition to Note Purchaser's obligations under the Note Agreement if, and only if, Note Purchaser shall have provided on a timely basis all approvals that may be necessary on its part in connection with the transactions under the Note Agreement;

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  Note Purchaser has received such documents and certificates as Note Purchaser may reasonably request relating to the organization, existence and good standing of the Clearwire Parties and the Guarantors (as defined in the Note Agreement) and the authorization of the transactions under the Note Agreement, all in form and substance reasonably satisfactory to Note Purchaser;

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  the Class A Stock issuable upon exchange of the notes has been approved for listing on NASDAQ; and

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  Clearwire Communications and Clearwire Finance, Inc. have provided Note Purchaser with written instructions setting forth wire instructions for payment of the purchase price of the notes, including (a) the name and address of the transferee bank, (b) such transferee bank's ABA number and (c) the account name and number into which the purchase price for such notes is to be deposited.

        In the Note Agreement, Clearwire Communications and Clearwire Finance, Inc. will not be obligated to issue and sell the notes on a given draw date, unless:

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  the representations and warranties of Note Purchaser contained in the Note Agreement are been true and correct as of the effective date as defined in the Note Agreement and are true and correct as of such draw date; and

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  Note Purchaser has performed and complied with all covenants, agreements, obligations and conditions contained in the Note Agreement that are required to be performed or complied with by Note Purchaser at or before such draw date.

        The conditions to the draws on the Note Agreement are comparable to those in the Sprint Note Agreement, except that the draws would not be tied to any build-out requirements.

Efforts to Close the Transaction

        Each party will use its commercially reasonable best efforts to file, as soon as practicable after the date of the Note Agreement, all notices, reports and other documents as may be required to be filed by such party with any governmental body with respect to the Note Agreement, the other note documents and the transactions contemplated by the Note Agreement and such other documents, including the issuance of the securities and the exchange of the notes for Exchange Securities, and to submit promptly any additional information requested by any such governmental body. The Clearwire Parties and Note Purchaser will respond as promptly as practicable to any inquiries or requests received for additional information or documentation, in each case as may be required in connection with the Note Agreement, the other note documents and the transactions contemplated by the Note Agreement and such other documents, including the issuance of the securities and the exchange of the notes for Exchange Securities.

Other Covenants

        The Note Agreement will contain other covenants, including covenants requiring Clearwire to keep available Class A Stock in order to satisfy its obligations to issue Exchange Securities, to use its commercially reasonable best efforts to cause the Exchange Securities to be listed on NASDAQ and to call a stockholders' meeting to obtain required approvals. Also, the Clearwire Parties are required to qualify the securities and Exchange Securities for offer and sale under the securities of blue sky laws of jurisdictions reasonably requested by Note Purchaser, use commercially reasonable efforts to arrange for the Exchange Securities to be eligible for clearance through The Depository Trust Company and notify Note Purchaser of any event or circumstance which has resulted in any representation or warranty made by the Clearwire Parties to not be true and correct, any notice from any person alleging that such person's consent is required in connection with the transactions contemplated by the Note Agreement and any notice from a governmental body in connection with the transactions contemplated by the Note Agreement. In addition, Clearwire and its subsidiaries will be prohibited from incurring any additional secured indebtedness while notes issued pursuant to the Note Agreement are outstanding unless Note Purchaser provides prior written approval.

Termination of the Note Agreement

        The Note Agreement may be terminated at any time:

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  by the mutual written consent of Note Purchaser and Clearwire Parties;

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  by Note Purchaser if after the execution and delivery of the Note Agreement, the Clearwire Parties fail to perform or comply with any of the covenants set forth in Article VII of the Note Agreement that are required to be performed or complied with by the Clearwire Parties such that (if such breach occurred or was continuing as of a draw date) the conditions set forth in Section 5.02(b) of the Note Agreement would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within 60 days following receipt of written notice of such breach; provided, that Note Purchaser is not then in breach of the Note Agreement so as to cause a condition to such draw date set forth in Section 6.01 of the Note Agreement to be incapable of being satisfied; and

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  by (i) the Clearwire Parties if any of the conditions set forth in Article VI of the Note Agreement shall have become incapable of fulfillment, and shall not have been waived by the Clearwire Parties, or (ii) Note Purchaser if any of the conditions set forth in Article V of the Note Agreement shall have become incapable of fulfillment, and shall not have been waived by Note Purchaser; provided, that, in this case, the party seeking to terminate its obligation to effect the purchase or sale of the notes shall not then be in breach of any of its representations, warranties, covenants or agreements contained in the Note Agreement if such breach has resulted in the circumstances giving rise to such party's seeking to terminate its obligation to effect the purchase or sale of the notes).

Effects of Termination

        If the Note Agreement is terminated in accordance with its terms, the Note Agreement will have no further force or effect, subject to certain designated provisions of the Note Agreement that survive, including the effect of termination, and certain other miscellaneous provisions. No party is relieved of any liability for any intentional or willful inaccuracy in or intentional or willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Note Agreement.

Governing Law

        The Note Agreement will be governed by New York law.

Investor Rights Agreement

        It is a condition to the Offer that Purchaser and Clearwire enter into an Investor Rights Agreement in form satisfactory to Purchaser, in its reasonable discretion, that provides Purchaser with certain governance and minority shareholder rights, as described below.

Board of Directors Composition

        So long as Purchaser has not sold or transferred Shares such that its percentage interest in Clearwire is less than 50% of the Shares owned by Purchaser on the effective date of the Investor Rights Agreement (i.e., immediately following completion of this Offer), Clearwire shall cause the Clearwire Board's Nominating Committee ("Nominating Committee") to nominate for election to the Clearwire Board at each annual or special meeting of the stockholders of Clearwire at which directors are to be elected, a number of Purchaser designees necessary to ensure that the number of Purchaser designees elected to the Clearwire Board immediately thereafter would equal the product of (i) Purchaser's percentage interest as of a specified date prior to such stockholders' meeting and (ii) 13, rounded down to the nearest whole number; provided, that Purchaser shall be entitled to designate not less than three designees to the Clearwire Board upon closing of the Offer. Purchaser shall furnish a list of the Purchaser designees to Clearwire as of a specified date prior to such stockholders' meeting. In furtherance of the foregoing, four Clearwire directors will submit resignations at the time of the signing of the Transaction Agreements, each conditioned upon the closing of the Offer. All of the Purchaser designees shall be independent directors (as defined by NASDAQ Listing Rule 5605(a)(2)), and Purchaser shall not nominate a person if, in Purchaser's reasonable judgment, that person may not serve on the Clearwire Board without violating any applicable law, including any applicable antitrust law.

        In addition, Clearwire will also act as follows:

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  At each annual or special meeting of the Clearwire stockholders at which directors are to be elected, Clearwire will include in the slate of nominees recommended by the Clearwire Board and in Clearwire's proxy statement or notice of such meeting all Purchaser designees nominated by the Nominating Committee and will use its reasonable best efforts to cause the election of each of those Purchaser designees to the Clearwire Board.

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  If a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Purchaser designee, Clearwire will cause the vacancy to be filled as soon as practicable by a new Purchaser designee, who is nominated in the manner specified in the Investor Rights Agreement.

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  Upon the written request of Purchaser, but only upon such written request, Clearwire will use its reasonable best efforts to take or cause to be taken all actions necessary to remove any Purchaser designee designated by Purchaser for removal, and to elect any replacement Purchaser designee.

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  Clearwire will compensate each Purchaser designee who is not an employee of Clearwire or any of its subsidiaries in the same manner and to the same extent as it compensates its other non-employee directors and will reimburse each Purchaser designee for reasonable out-of-pocket expenses incurred by such Purchaser designee for the purpose of attending meetings of the Clearwire Board or its committees to the same extent provided to other non-employee directors.

Nominating Committee

        So long as Purchaser has a right to designate members to the Clearwire Board as specified above, Clearwire will cause Purchaser designees representing an equivalent proportion of Purchaser's designees represented on the Clearwire Board to serve on the Nominating Committee.

Financial Information

        So long as Purchaser has a right to designate members to the Clearwire Board, Clearwire will deliver to Purchaser customary financial information, such as annual financial statements, quarterly financial statements, consolidated balance sheet and income statements, consolidated key metrics with budget variances, the annual operating budget and strategic plan and the like, for both Clearwire and Clearwire Communications. Clearwire will also deliver to Purchaser any financial, operating or other business information that Clearwire delivers or otherwise makes available to Sprint (with the exception of any information solely for the use of Sprint as a customer of Clearwire; provided, that information provided by Clearwire to Purchaser is afforded similar protection vis-à-vis Sprint).

Actions Requiring Purchaser Approval

        The following actions will require Purchaser consent (in addition to any actions or approvals required by Clearwire's Charter, Bylaws or Operating Agreement (as defined below):

  •
  any amendment to the Bylaws, the Charter, the Operating Agreement or the Clearwire Equityholders' Agreement, and the equivalent documents for Clearwire Communications, in each case to the extent such amendment adversely affects Purchaser;

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  termination of the Operating Agreement or the Clearwire Equityholders' Agreement;

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  any related party transaction, except for related party transactions approved by Clearwire's Audit Committee and, if larger than $20 million, supported by a written fairness opinion from a nationally recognized investment banking firm;

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  any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Clearwire or Clearwire Communications or any issuance of capital stock of Clearwire or Clearwire Communications, in either case that constitutes a change of control of Clearwire or Clearwire Communications, or any sale or other disposition of all or more than 20% of the consolidated assets of Clearwire or Clearwire Communications; and

  •
  any bankruptcy, liquidation, dissolution or winding up of Clearwire, Clearwire Communications or any material subsidiary,

        For purposes of the Investor Rights Agreement, (i) "Bylaws" means the Bylaws of Clearwire as in effect on the effective date of the Investor Rights Agreement, as they may be amended, supplemented or otherwise modified from time to time in accordance with their terms, the terms of the Charter and the terms of the Investor Rights Agreement; (ii) "Charter" means the Restated Certificate of

Incorporation of Clearwire, as in effect on the effective date of the Investor Rights Agreement and as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Investor Rights Agreement; and (iii) "Operating Agreement" means the Amended and Restated Operating Agreement of Clearwire LLC, dated as of November 28, 2008, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Investor Rights Agreement.

Pre-emptive Rights

        Purchaser will have certain pre-emptive rights, including the following:

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  The right to purchase Purchaser's pro rata share of any equity or equity-linked securities ("New Securities") that Clearwire may from time to time propose to issue, whether such issuance is part of a public offering or otherwise. Purchaser will have 30 days following notice of any forthcoming issuance of New Securities (the "Consideration Period") to respond to Clearwire and state whether Purchaser will purchase any New Securities and, if applicable, the number of New Securities to be purchased up to Purchaser's pro rata share.

  •
  Clearwire will have 120 days after the expiration of Consideration Period to consummate the sale of any New Securities with respect to which Purchaser's preemptive rights were not exercised, at or above the price and on terms not more favorable, in the aggregate, to the purchasers of the New Securities than the terms specified in the notice provided to Purchaser.

        For purposes of the Investor Rights Agreement, the term "New Securities" means any capital stock (including Common Stock) of Clearwire issued (or to be issued) after the effective date of the Investor Rights Agreement, whether authorized at such date or thereafter, and any rights, options, warrants or other rights to purchase or acquire capital stock, and securities of any type whatsoever that are, or may become, exchangeable or exercisable for or convertible into capital stock. The term "New Securities" does not include, and the preemptive rights described in Section 3.1 of the Investor Rights Agreement will not be exercisable with respect to, any of the following:

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  securities issued to holders of Class B Stock in connection with the right of those holders, under the terms of the Charter and the Operating Agreement, to convert their shares of Class B Stock (together with the corresponding Clearwire Communications Class B Units) into shares of Class A Stock;

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  securities issued to officers, employees or directors of Clearwire in connection with a person's employment or director arrangements with Clearwire under any equity incentive compensation plan of Clearwire adopted by the Clearwire Board with the approval of the Audit Committee;

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  securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions, as long as the securities are issued directly in a transaction approved by the Clearwire Board;

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  securities issuable or issued to consultants, vendors, lessors or others with whom Clearwire conducts business (other than the applicable parties to the Clearwire Equityholders' Agreement and their respective affiliates), as long as the securities are issued directly in a transaction approved by the Clearwire Board and the issuance of the securities is not for financing purposes;

  •
  securities issued (other than to any applicable party to the Clearwire Equityholders' Agreement or any of its affiliates) in transactions involving technology licensing, research or development activities, the use or acquisition of strategic assets, properties or rights, or the distribution, manufacture or marketing of Clearwire's products, as long as the securities are issued directly in a transaction approved by the Clearwire Board and the issuance of the securities is not for financing purposes; and

  •
  securities issued in connection with the exercise of any right, option or warrant to acquire any security or the conversion of any security, in any case that (x) were outstanding prior to the effective date of the Investor Rights Agreement or (y) were issued after the effective date of the Investor Rights Agreement and were treated as New Securities in respect of which pre-emptive rights were offered to Purchaser pursuant to the Investor Rights Agreement.

Termination

        The Investor Rights Agreement will terminate when Purchaser has sold Clearwire equity securities such that Purchaser owns less than 5% of the outstanding Voting Power of all Clearwire voting securities.

Remedy

        In furtherance of the governance rights to be granted to Purchaser pursuant to the Investor Rights Agreement, Clearwire shall take any necessary or appropriate steps to enforce the Clearwire Equityholders' Agreement in the event of any breach, whether actual, threatened or anticipated, including by diligently litigating a matter to final non-appealable judgment in cooperation with Purchaser. To the extent Clearwire is unable at any time to deliver any of the governance rights granted to Purchaser in the Investor Rights Agreement, Purchaser will be entitled to seek any appropriate remedies, including specific performance and, if specific performance is unavailable or delayed, monetary damages for such failure.

Governing Law

        The Investor Rights Agreement will be governed by Delaware law.

12.   Purpose of the Offer; Plans for Clearwire.

        Purpose of the Offer.    We are making the Offer pursuant to the terms and conditions herein in order to acquire a significant ownership interest in Clearwire while allowing Clearwire's stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days of the acceptance by Purchaser of such Shares) by tendering their Shares into the Offer. If the Offer is consummated, DISH, Purchaser and Clearwire expect to consummate the Transactions as promptly as practicable in accordance with the terms thereof and the DGCL.

        Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in Clearwire and will no longer participate in the future growth of Clearwire.

        Plans for Clearwire.    Pursuant to agreements contemplated to be entered into with Clearwire, if DISH holds more than 10% of the outstanding Clearwire share capital, DISH will be contractually entitled to certain governance rights, including the ability to cause Clearwire's nominating committee to nominate for election to the Clearwire Board, subject to compliance with applicable law and the terms of Clearwire's Equityholders' Agreement, a number of qualified directors selected by DISH that correspond to DISH's ownership percentage. DISH reserves the right to execute a Potential Merger, including a "short-form" merger pursuant to the merger provisions of Section 253 of the DGCL, which would cause the Class A Stock to no longer be publicly traded if the Purchaser and DISH acquire sufficient Shares.

        Except as described above or elsewhere in this Offer to Purchase, neither Purchaser nor DISH has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Clearwire or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Clearwire or any of its subsidiaries, (iii) any change in the Clearwire Board or management of Clearwire, (iv) any material change in Clearwire's capitalization or dividend rate or policy or indebtedness, (v) any other material change in Clearwire's corporate structure or business, (vi) any class of equity securities of Clearwire being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Clearwire becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.   Certain Effects of the Offer.

        Market for Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Neither Purchaser nor its affiliates can predict whether the reduction in the number of holders of Shares would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. DISH reserves the right to execute a Potential Merger, including a "short-form" merger pursuant to the merger provisions of Section 253 of the DGCL, which would cause the Class A Stock to no longer be publicly traded if the Purchaser and DISH acquire sufficient Shares.

        NASDAQ Listing.    We expect that the Shares will continue to be traded on NASDAQ and we expect no changes as a result of the Offer. According to NASDAQ's published guidelines, NASDAQ would consider delisting the Shares if, among other things, (i) the number of total stockholders of Clearwire should fall below 400 and (ii) (A) (1) stockholders' equity is less than $10 million, (2) there are less than 750,000 publicly held shares, (3) the market value of publicly held shares is less than $5 million and (4) there are less than two registered and active Market Makers (as defined by NASDAQ rules), (B) (1) the market value of the Listed Securities (as defined by NASDAQ rules) is less than $50 million, (2) there are less than 1,100,000 publicly held shares, (3) the market value of publicly held shares is less than $15 million and (4) there are less than four registered and active Market Makers, or (C) (1) Clearwire has total assets and total revenue of less than $50 million each for the most recently completed fiscal year or two of the three most recently completed fiscal years, (2) there are less than 1,100,000 publicly held shares, (3) the market value of publicly held shares is less than $15 million and (4) there are less than four registered and active Market Makers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. As a result, Clearwire currently files periodic reports with the SEC. Clearwire also has outstanding debt securities that have been registered under the Securities Act, which also obligates Clearwire to file periodic reports with the SEC. The consummation of the Offer will not necessarily affect Clearwire's reporting requirements and Clearwire may remain a reporting company under the Exchange Act.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. The Offer will have no impact on such designation and broker behavior.

14.   Dividends and Distributions.

        If, on or after the date of this Offer to Purchase, Clearwire should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase, of stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under Section 15—"Conditions to the Offer", we may, in our reasonable discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

        If, on or after the date of this Offer to Purchase, Clearwire should declare or pay any dividend on the Shares or any distribution with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on Clearwire's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under Section 15—"Conditions to the Offer," (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our reasonable discretion.

15.   Conditions to the Offer.

        Notwithstanding any other provisions of the Offer, Purchaser will not be required to, and DISH will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (i) there are validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date a number of Shares that represents more than 25% of the Voting Power on a fully diluted basis as of the Expiration Date (the "Minimum Condition"); (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act has expired or been terminated; (iii) any FCC Consents required for DISH's purchase of the number of Shares validly tendered and not withdrawn prior to the Expiration Date have been received and are in full force and effect; (iv) the Transaction Agreements (each in the form attached hereto as Exhibits A and B) have been duly executed and delivered by the parties thereto; and (v) both the Sprint Merger Agreement and the Sprint Note Purchase Agreement shall have been validly terminated in accordance with their terms. If the FCC Consents have not been received but all other conditions of the Offer have been fulfilled, DISH and Purchaser shall reduce the number of Shares sought for purchase in the Offer, and acquire up to the maximum number of Shares permitted to be acquired without such FCC Consents, after the minimum postponement of the Expiration Date allowed under applicable law. In such event, DISH and Purchaser would irrevocably commit to launch a second tender offer for all remaining Class A Stock conditioned only upon receipt of the FCC Consents.

        In addition, and notwithstanding any other provisions of the Offer, Purchaser will not be required to, and DISH will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, (i) Clearwire's public disclosures with respect to its capitalization (including those made in the merger agreement for the Sprint merger transaction in the form filed with the SEC) are untrue or incorrect in any material respect and (ii) any of the following events has occurred or is continuing at the then scheduled Expiration Date:

  •
  since December 31, 2012, (i) there shall have been a change, development, event, fact, circumstance or other matter that, individually or in the aggregate, has had or would be reasonably be expected to have a Material Adverse Effect or (ii) DISH or the Purchaser becoming aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Clearwire or any of its entities with the SEC which, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect;

  •
  Clearwire shall have taken any action since September 30, 2012 that would have required the written consent of Sprint (disregarding for purposes of this condition any matters set forth on Section 4.1 of the Company Disclosure Schedule of the Sprint Merger Agreement) under clauses (a) (dividends), (b) (stock split/reclassification), (c) (pledge or encumbrance on equity securities), (c) (equity issues), (d) (amendments to organizational documents), (e) (incurrence of indebtedness), (f) (capital expenditures), (k) (mergers, consolidations or business acquisitions), (l) (sale of spectrum licenses), (m) (renewal of spectrum leases), (o) (material contracts), (p) (FCC licenses), (r) (modify or surrender material business license) and (t) (filing of registration statements) of Section 4.1 of the Sprint Merger Agreement without the consent of DISH (such consent not to be unreasonably withheld, conditioned or delayed, in each case where such a standard would apply to Sprint under the terms of the Sprint Merger Agreement); excepting for the purposes of this condition draws made pursuant to the Note Agreement, entry into the Sprint Merger Agreement and the Sprint Note Purchase Agreement but excepting only draws pursuant to the Sprint Note Purchase Agreement irrevocable notice of which has been given prior to the date of this Offer; and

  •
  a temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Offer shall be in effect or any proceeding brought by a governmental entity seeking any of the foregoing shall be pending; and there shall be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the Offer illegal or prevents or prohibits the Offer.

For purposes of this Offer, "Material Adverse Effect" shall mean any change, development, event, fact, circumstance or other matter that has or has had a material adverse effect on the continuing operations, business or financial condition of Clearwire or Clearwire's subsidiaries, taken as a whole; provided, that no change, development, event, fact or circumstance shall be deemed to constitute, nor shall any change, development, event, fact or circumstance be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, development, event, fact or circumstance results from, arises out of, or relates to: (a) any change in the market price or trading volume of the Shares after the date of this Offer or the failure of Clearwire to meet projections or forecasts (except this clause (a) does not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such change in market price or failure to meet projections or forecasts); (b) the issuance by Clearwire's auditors of any going-concern qualification to an audit opinion with respect to Clearwire's financial statements (except this clause (b) does not exclude any change, development, event, fact, circumstance or other matter that may have caused such going-concern qualification); (c) changes, circumstances or conditions generally affecting any industry in which Clearwire or any Clearwire subsidiary participates (except to the extent having a materially disproportionate effect on Clearwire and Clearwire subsidiaries, as compared to other comparable companies in its industry); (d) changes in or generally affecting United States, other national or global economic conditions or financial, banking or securities markets; (e) changes resulting from a change or proposed change in any applicable law or GAAP or official interpretation thereof or other accounting requirement or principle (except to the extent having a materially disproportionate effect on Clearwire and Clearwire subsidiaries, as compared to other comparable companies in its industry); (f) changes resulting from any act of God; (g) changes resulting from any act of war or terrorism (or any escalation thereof) or any national or international political condition, including the engagement by the United States in hostilities or the expansion of hostilities ongoing on the date of this Offer, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent having a materially disproportionate effect on Clearwire and Clearwire subsidiaries); (h) changes relating to the availability to Clearwire of its net operating loss and other tax attributes and/or carry forwards, other than such changes resulting from a failure of representations and warranties comparable to the representations and warranties set forth in Section 2.15 of the Sprint Merger Agreement to be true, correct and complete or resulting from a breach of a covenant comparable to the covenant set forth in Section 4.1(s) of the Sprint Merger Agreement; or (i) the taking of any action or failure to take any action (x) at the request or with the consent of DISH or (y) as required by this Offer, any of the Transaction Agreements or the other agreements contemplated thereby, including the completion of the transactions contemplated hereby and thereby; (j) changes, facts, circumstances or conditions attributable to the announcement or existence of this Offer or any transactions contemplated by or in compliance with any term of this Offer or the Note Agreement (including by reason of the identity of DISH or Purchaser or any communication by DISH or Purchaser or any of their respective affiliates regarding DISH's plans or intentions with respect to the business of Clearwire or any Clearwire subsidiaries, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with Clearwire or any Clearwire subsidiaries); or (k) any legal proceeding commenced against Clearwire or any of its subsidiaries or any of their respective officers or directors arising out of or relating to this Offer, any of the Transaction Agreements or the other agreements contemplated thereby.

        The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in its sole discretion, subject to applicable law. Any reference in the conditions to the Offer to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right may be deemed an ongoing right that may be asserted at any time and from time to time. Each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

16.   Adjustments to Prevent Dilution.

        In the event that, between the date hereof and the Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer will be appropriately and proportionately adjusted.

17.   Certain Legal Matters; Regulatory Approvals.

General

        Except as described in this Section 17, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on its examination of publicly available information filed by Clearwire with the SEC and other publicly available information concerning Clearwire, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Clearwire's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Clearwire's business, or certain parts of Clearwire's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions to the Offer."

State Takeover Statutes

        A number of states (including Delaware, where Clearwire is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Purchaser is not aware of any state takeover laws or regulations that are applicable to the Offer and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Conditions to the Offer."

Antitrust Compliance

        Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if the parties decide to voluntarily withdraw and re-file to allow a second 15-day waiting period, or the reviewing agency issues a formal request for additional information and documentary material. The purchase of Shares pursuant to the Offer is subject to such requirements. The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of DISH or Clearwire. Private parties (including individual states of the United States) may also bring legal actions under the antitrust laws of the United States. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

        DISH intends to file on May 30, 2013 a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer. If filed on May 30, 2013, the initial waiting period applicable to the purchase of Shares pursuant to the Offer would expire at 11:59 p.m., New York City time, on June 14, 2013.

FCC Approvals

        FCC approval for the consummation of the Offer is required in the event that as a result of the Offer, we acquire 50% or more of the voting interests in Clearwire or otherwise effect a transfer of control as determined by Title 47 of the Code of Federal Regulations, Chapter 1, Subchapter B, Part 63.24 ("47 CFR 63.24"). Pursuant to 47 CFR 63.24, we will file an application with the FCC for transfer of control of Clearwire and must receive the required FCC Consents in order to consummate the Offer in that event.

Appraisal Rights

        No appraisal rights are available to the holders of Shares in connection with the Offer. You cannot exercise appraisal rights at this time. If you sell your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

        In the event DISH executes a Potential Merger, Clearwire shareholders who do not tender their Shares in the Offer, continue to hold Shares at the time of the consummation of the Potential Merger, neither vote in favor of such merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to demand a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Potential Merger) and to receive payment of such fair value in cash, together with interest, if any, at the rate specified in Section 262 of the DGCL.

18.   Fees and Expenses.

        We have retained the Depositary, the Information Agent and the Dealer-Manager in connection with the Offer. Each of the Depositary, the Information Agent and the Dealer-Manager will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

19.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

        No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser and DISH have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Clearwire pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Clearwire Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. or may be accessed electronically on the SEC's website at www.sec.gov in the manner described in Section 7—"Certain Information Concerning Clearwire—Available Information" and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

        DISH.    Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of DISH. The business address of each director and executive officer of DISH is 9601 South Meridian Boulevard, Englewood, Colorado 80112.

        During the past five years, none of DISH or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Charles W. Ergen Citizenship: United States	Mr. Ergen serves as Executive Chairman and has been Chairman of the board of directors of DISH (the "Board") since DISH's formation. During the past five years, Mr. Ergen has held various executive officer and director positions with DISH and its subsidiaries including the position of President and Chief Executive Officer from time to time. Mr. Ergen co-founded DISH with his wife, Cantey Ergen, and James DeFranco, in 1980. Mr. Ergen also serves as Executive Chairman and Chairman of the board of directors of EchoStar Corporation ("EchoStar") and served as Chief Executive Officer of EchoStar from its formation in October 2007 until November 2009. Mr. Ergen also served as EchoStar's President from June 2008 until November 2009.	December 1980
Name: Joseph P. Clayton Citizenship: United States
	Mr. Clayton currently serves as a Director and as DISH's President and Chief Executive Officer. Mr. Clayton previously served on the board of directors of EchoStar from October 2008 until June 2011. Mr. Clayton served as Chairman of Sirius Satellite Radio Inc. from November 2004 through July 2008. Mr. Clayton also served on the board of directors of Transcend Services, Inc. from 2001 to April 2012.	June 2011
Name: James DeFranco Citizenship: United States
	Mr. DeFranco is one of DISH's Executive Vice Presidents and has been one of DISH's vice presidents and a member of the Board since DISH's formation. During the past five years he has held various executive officer and director positions with DISH and its subsidiaries. Mr. DeFranco co-founded DISH with Charles W. Ergen and Cantey Ergen in 1980.	December 1980

A-1

Name and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Cantey M. Ergen Citizenship: United States	Mrs. Ergen is currently a Director and a Senior Advisor to DISH and has had a variety of operational responsibilities with DISH since its formation. Mrs. Ergen has served on the board of directors of The Children's Hospital Colorado Foundation from 2001 to 2012, and is now an honorary lifetime member. Mrs. Ergen co-founded DISH with her husband, Charles W. Ergen, and James DeFranco, in 1980.	May 2001
Name: Steven R. Goodbarn Citizenship: United States
	Mr. Goodbarn is a Director and a member of DISH's Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as DISH's "audit committee financial expert." Mr. Goodbarn is a certified public accountant. Since July 2002, Mr. Goodbarn has served as director, President and Chief Executive Officer of Secure64 Software Corporation, a company he co-founded. Mr. Goodbarn served as a member of the board of directors of EchoStar from its formation in October 2007 until November 2008.	December 2002
Name: Gary S. Howard Citizenship: United States
	Mr. Howard is a Director and a member of DISH's Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Howard has served on the board of directors of Interval Leisure Group, Inc., since August 2008.	November 2005
Name: David K. Moskowitz Citizenship: United States
	Mr. Moskowitz is a Director and one of DISH's Senior Advisors and was an Executive Vice President as well as its Secretary and General Counsel until 2007. Mr. Moskowitz joined DISH in March 1990. Mr. Moskowitz performs certain business functions for DISH and its subsidiaries from time to time. From October 2007 to May 2012, Mr. Moskowitz served as a member of the board of directors of EchoStar.	March 1998
Name: Tom A. Ortolf Citizenship: United States
	Mr. Ortolf is a Director and a member of DISH's Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for nearly twenty years. Since October 2007, Mr. Ortolf has also served as a member of the board of directors of EchoStar.	May 2005
Name: Carl E. Vogel Citizenship: United States
	Mr. Vogel is a Director and a Senior Advisor to DISH. He served as DISH's President from September 2006 until February 2008 and served as DISH's Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar. Mr. Vogel is also currently serving on the boards of directors of Shaw Communications, Inc., Sirius XM Radio, Inc., Universal Electronics, Inc. and Ascent Media Corporation.	May 2005

A-2

Name and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Bernard L. Han Citizenship: United States	Executive Vice President and Chief Operating Officer	Executive officer (not applicable)
Name: Thomas A. Cullen Citizenship: United States	Executive Vice President, Corporate Development	Executive officer (not applicable)
Name: R. Stanton Dodge Citizenship: United States	Executive Vice President, General Counsel and Secretary	Executive officer (not applicable)
Name: Robert E. Olson Citizenship: United States	Executive Vice President and Chief Financial Officer	Executive officer (not applicable)
Name: David M. Shull Citizenship: United States	Executive Vice President and Chief Commercial Officer	Executive officer (not applicable)
Name: W. Erik Carlson Citizenship: United States	Executive Vice President, DNS and Service Operations	Executive officer (not applicable)
Name: Michael Kelly Citizenship: United States	President, Blockbuster LLC	Executive officer (not applicable)
Name: Roger Lynch Citizenship: United States	Executive Vice President, Advanced Technology	Executive officer (not applicable)

        Purchaser.    Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Purchaser. The business address of each director and executive officer of Purchaser is 9601 South Meridian Boulevard, Englewood, Colorado 80112.

        During the past five years, none of Purchaser or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Charles W. Ergen Citizenship: United States	Chairman	May 28, 2013
Name: James DeFranco Citizenship: United States	Director and Executive Vice President	May 28, 2013
Name: R. Stanton Dodge Citizenship: United States	Director, Executive Vice President, General Counsel and Secretary	May 28, 2013

A-3

ANNEX B

INFORMATION CONCERNING CONTROLLING PERSONS OF PURCHASER

        Purchaser is a direct wholly-owned subsidiary of DISH.

        Any Letter of Transmittal to be delivered to the Depositary may ONLY be sent to the Depositary by mail or courier to one of the addresses set forth below and may NOT be sent by facsimile transmission. Any certificates representing Shares and any other required documents sent by a stockholder of Clearwire or such stockholder's broker, dealer, commercial bank, trust company or other nominee should be sent to the Depositary as follows:

The Depositary for the Offer is:

By Registered, Certified, Express or First Class Mail:	By Facsimile Transmission:	By Overnight Courier:
The Colbent Corporation	(For Eligible Institutions Only)	The Colbent Corporation
DISH Tender Offer	(No Letters of Transmittal)	DISH Tender Offer
Attn: Corporate Actions	(781) 930-4939	Attn: Corporate Actions
P.O. Box 859208	Confirm Facsimile Transmission:	161 Bay State Drive
Braintree, MA 02185-9208	(781) 930-4900	Braintree, MA 02184

B-1

 Other Information:

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and/or the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
(212) 750-5833 (Call Collect)
or
Call Toll-Free: (877) 456-3427

The Dealer-Manager for the Offer is:

Jefferies LLC
520 Madison Avenue
New York, NY 10022
Call Toll-Free: (877) 547-6340

B-2

EXHIBIT A

FORM OF
NOTE PURCHASE AGREEMENT

dated as of [    •    ], 2013

among

CLEARWIRE CORPORATION

and

CLEARWIRE COMMUNICATIONS, LLC

and CLEARWIRE FINANCE, INC.,

as Issuers,

and

DISH ACQUISITION HOLDING CORPORATION,

as Purchaser

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		Page
Section 3.32	No Integration	14
Section 3.33	No General Solicitation	14
Section 3.34	Securities Law Exemptions	14
Section 3.35	Sarbanes-Oxley Act	14
Section 3.36	FCC Licenses and Underlying Licenses and Spectrum Leases	14
ARTICLE IV
Representations and Warranties of the Purchaser
Section 4.01	Agreement	16
Section 4.02	Governmental Approvals; No Conflicts	16
Section 4.03	Purchase Entirely for Own Account	16
Section 4.04	Restricted Securities	17
Section 4.05	No Solicitation	17
ARTICLE V
Conditions to the Purchaser's Obligations
Section 5.01	Effective Date	17
Section 5.02	Note Issuance	18
ARTICLE VI
Conditions to the Issuers' Obligations
Section 6.01	Note Issuance	19
ARTICLE VII
Covenants
Section 7.01	Covenants of the Parent	19
Section 7.02	Covenants of the Parent and the Issuers	20
Section 7.03	Covenants of the Parent, the Issuers and the Purchaser	20
ARTICLE VIII
Termination
Section 8.01	Termination	20
Section 8.02	Effect of Termination	21
ARTICLE IX
Miscellaneous
Section 9.01	Survival	21
Section 9.02	Waivers; Amendments	21
Section 9.03	Entire Agreement; Counterparts	21
Section 9.04	Applicable Law; Jurisdiction; Waiver of Jury Trial	21
Section 9.05	Attorneys' Fees	22
Section 9.06	Assignability; Third-Party Beneficiaries	22
Section 9.07	Notices	22
Section 9.08	Cooperation	23
Section 9.09	Severability	23
Section 9.10	Headings	23

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ANNEXES:
Annex A	Form of Draw Notice
Annex B	Spectrum Entities
EXHIBITS:
Exhibit A	Form of Opinion of Clearwire Counsel
Exhibit B	Form of Primary Indenture
Exhibit C	Form of Secondary Indenture
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Stock Delivery Agreement
Exhibit F	Form of Joinder Agreement

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        NOTE PURCHASE AGREEMENT, dated as of [    •    ], 2013 (the "Agreement"), among CLEARWIRE CORPORATION, a Delaware corporation (the "Parent"), CLEARWIRE COMMUNICATIONS, LLC, a Delaware limited liability company (the "Company"), CLEARWIRE FINANCE, INC., a Delaware corporation ("Finance Co" and, together with the Company, the "Issuers") and DISH Acquisition Holding Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned Subsidiary (as defined below) of DISH NETWORK CORPORATION, a Nevada Corporation ("DISH Parent").

RECITALS

        WHEREAS, the Purchaser has made a tender offer pursuant to Regulations 14D and 14E under the Exchange Act (as defined below) to purchase all of the outstanding shares of Common Stock (as defined below) at a price of $4.40 per share in cash, net to the sellers subject to any required withholding (the "DISH Offer");

        WHEREAS, the DISH Offer is conditioned on (i) the Note Purchase Agreement, dated as of December 17, 2012 and amended as of January 31, 2013 and February 26, 2013, among Sprint Nextel Corporation, the Parent, the Company and Finance Co having been validly terminated in accordance with its terms, and (ii) this Agreement having been duly executed and delivered by the parties thereto;

        WHEREAS, the Issuers have authorized the issue and sale of up to $800 million aggregate principal amount of Notes (the "Notes") and the issuance of Notes to DISH Parent or its designee as a non-refundable commitment fee (the "Commitment Fee") to induce Purchaser and DISH Parent to enter into this Agreement and in consideration of Purchaser and DISH Parent incurring significant costs and risks to execute this Agreement;

        WHEREAS, the Issuers propose to issue the Notes pursuant to the Primary Indenture and/or the Secondary Indenture (each as defined below);

        WHEREAS, the Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by certain Subsidiaries (as defined below) of the Company pursuant to the Primary Indenture or the Secondary Indenture, as applicable (the "Guarantees" and, together with the Notes, the "Securities");

        WHEREAS, the Exchange Securities (as defined below) will be delivered by the Parent pursuant to the Stock Delivery Agreement (the "Stock Delivery Agreement"), dated as of the Initial Draw Date (as defined below), among the Issuers and the Parent; and

        WHEREAS, the Issuers desire to issue and sell the Securities to the Purchaser, and the Purchaser desires to purchase the Securities from the Issuers, in each case upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

        Section 1.01    Defined Terms.     As used in this Agreement, the following terms have the meanings specified below:

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Agreement" has the meaning set forth in the Preamble of this Agreement.

        "Available Exchangeable Amount" means, in respect of a Draw Date, $80,000,000 in aggregate principal amount of Notes, less the Non-Exchangeable Amount.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

        "Class B Common Stock" means Class B common stock of the Parent, par value $0.0001 per share.

        "Code" has the meaning set forth in Section 3.24.

        "Commitment Fee" has the meaning set forth in the Recitals.

        "Common Stock" means Class A common stock of the Parent, par value $0.0001 per share.

        "Communications Act" means the Communications Act of 1934, as amended.

        "Company" has the meaning set forth in the Preamble of this Agreement.

        "Company Equityholders' Agreement" means that certain Equityholders' Agreement, dated November 28, 2008, among the Company, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC, and Sprint Nextel Corporation.

        "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, guaranty, guarantee, security agreement, pledge agreement or other collateral agreement, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any supplements, amendments or other modifications to any of the foregoing.

        "DISH Offer" has the meaning set forth in the Recitals.

        "DISH Parent" has the meaning set forth in the Preamble of this Agreement.

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        "Draw Date" means the first Business Day in each month, beginning from [    •    ] 2013 until the earlier of (i) the month in which the termination of this Agreement occurs pursuant to its terms, and (ii) the month immediately prior to the month in which the Available Exchangeable Amount is equal to zero.

        "Draw Notice" has the meaning set forth in Section 2.02.

        "Effective Date" has the meaning set forth in Section 5.01.

        "Enforceability Exceptions" has the meaning set forth in Section 3.07.

        "Environmental Laws" has the meaning set forth in Section 3.23.

        "ERISA" has the meaning set forth in Section 3.24.

        "Exchangeable Notes" means the Notes for which Exchange Securities issuable upon exchange thereof shall have been duly authorized and reserved as of the date hereof or shall be eligible for issuance as of the date hereof pursuant to the applicable rules and regulations of NASDAQ.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Exchange Securities" means the Common Stock issued in exchange for Notes pursuant to the terms of the Primary Indenture and the Notes.

        "FCC" means the Federal Communications Commission or any United States Governmental Body substituted therefor.

        "FCC License" means any paging, mobile telephone, specialized mobile radio, microwave or personal communications services and any other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including any of the foregoing authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.

        "Finance Co" has the meaning set forth in the Preamble of this Agreement.

        "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, and any court or other tribunal); or (d) self-regulatory organization.

        "Guarantees" has the meaning set forth in the Recitals.

        "Guarantor" means each Subsidiary of the Company that is required to provide a Guarantee pursuant to the terms of the Indenture.

        "Indentures" means the Primary Indenture and the Secondary Indenture.

        "Initial Draw Date" means the first Draw Date on which Notes are issued and sold to the Purchaser pursuant to the terms of this Agreement.

        "Issuers" has the meaning set forth in the Preamble of this Agreement.

        "Joinder Agreement" means the joinder agreement to be executed and delivered by New Purchasers in order to allow such purchasers to acquire Exchangeable Notes hereunder, (in the form attached hereto as Exhibit F).

        "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

3

        "License" means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        "Material Adverse Effect" has the meaning set forth in Section 3.04.

        "Minimum Condition" has the meaning given such term in the Offer to Purchase.

        "Minimum DISH Amount" means (i) as of the Initial Draw Date, Exchangeable Notes in an aggregate principal amount equal to at least 25% of the amount of the Exchangeable Notes issued on the Initial Draw Date and Non-Exchangeable Notes in an aggregate principal amount equal to 100% of the Non-Exchangeable Amount issued by Parent pursuant to this Agreement on the Initial Draw Date (it being understood that the parties currently expect no Non-Exchangeable Notes to be issued on the Initial Draw Date), and (ii) as of any other Draw Date, Exchangeable Notes in an aggregate principal amount equal to at least 25% of the Available Exchangeable Amount on such Draw Date and Non-Exchangeable Notes in an aggregate principal amount equal to 100% of the Non-Exchangeable Amount issued by Parent pursuant to this Agreement on such Draw Date.

        "Money Laundering Laws" has the meaning set forth in Section 3.29.

        "NASDAQ" means NASDAQ Global Select Market.

        "New Purchaser" means a shareholder with Pre-Emptive Rights which chooses to exercise such rights to purchase the Notes to the extent the Notes are exchangeable and has executed the Joinder Agreement.

        "Non-Exchangeable Amount" means the aggregate principal amount of the Non-Exchangeable Notes.

        "Non-Exchangeable Notes" means the Notes for which Exchange Securities issuable upon exchange thereof shall not have been duly authorized and reserved as of the date hereof or shall not be eligible for issuance as of the date hereof pursuant to the applicable rules and regulations of NASDAQ.

        "Note Documents" means (i) this Agreement, (ii) the Indentures, (iii) the Notes, (iv) the Guarantees, (v) the Registration Rights Agreement and the Stock Delivery Agreement, if applicable, (vi) any Joinder Agreement, and (vii) any amendment, waiver, supplement or other modification to any of the foregoing.

        "Notes" has the meaning set forth in the Recitals.

        "OFAC" has the meaning set forth in Section 3.30.

        "Offer to Purchase" means that certain offer to purchase, dated May 30, 2013, which sets forth the terms and conditions of the DISH Offer, as it may be amended from time to time.

        "Order" means any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

        "Parent" has the meaning set forth in the Preamble of this Agreement.

        "Parent Common Stock" means the Common Stock and the Class B Common Stock.

        "Parent Intellectual Property" means the rights of the Parent and its Subsidiaries to all patents, patent applications, patent rights, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) or other intellectual property to the extent necessary for the conduct of their respective businesses.

        "Parent SEC Documents" has the meaning set forth in Section 3.01.

        "Parent Stockholders' Meeting" has the meaning set forth in Section 7.01(c).

4

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Plan" has the meaning set forth in Section 3.24.

        "Pre-Emptive Rights" means the pre-emptive rights held by certain shareholders of Parent pursuant to Section 3.5 of the Company Equityholders' Agreement.

        "Primary Indenture" means the indenture (in the form attached hereto as Exhibit B), to be dated as of the Initial Draw Date, among the Issuers, the Guarantors and the trustee named therein, as the same may be amended, supplemented or otherwise modified from time to time, which sets forth the terms and conditions of the Notes that are exchangeable for the Exchange Securities.

        "Proxy Statement" means a proxy statement filed with the SEC relating to the Parent Stockholders' Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials).

        "Purchaser" has the meaning set forth in the Preamble of this Agreement.

        "Registration Rights Agreement" means the Registration Rights Agreement (in the form attached hereto as Exhibit D), dated as of the Initial Draw Date, among the Parent, the Issuers, the Guarantors and the Purchaser, as the same may be amended, supplemented or otherwise modified from time to time.

        "Required Parent Stockholder Approvals" means the affirmative vote of at least the majority of the outstanding shares of Parent Common Stock in favor of:

            (i)  amending the Parent's amended and restated certificate of incorporation to increase the Parent's authorized shares of Common Stock in an amount sufficient to reserve for issuance the Common Stock which may be issued upon exchange of all Notes; and

           (ii)  authorizing the issuance of the Common Stock which may be issued upon exchange of the Notes in accordance with the NASDAQ listing requirements.

        "SEC" means the Securities and Exchange Commission.

        "Secondary Indenture" means the indenture (in the form attached hereto as Exhibit C), to be dated as of the Initial Draw Date, among the Issuers, the Guarantors and the trustee named therein, as the same may be amended, supplemented or otherwise modified from time to time, which sets forth the terms and conditions of the Notes that are Non-Exchangeable Notes.

        "Securities" has the meaning set forth in the Recitals.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Spectrum Entities" means the entities listed on Annex B.

        "Spectrum Lease" means any lease, license, agreement or other arrangement pursuant to which the Issuers or any Guarantor leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to any FCC License, to which the Issuers or any Guarantor is now or may hereafter become a party, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Indenture.

        "State Commissions" means any state public utility commission, public service commission or similar state regulatory authority having jurisdiction over the Parent, any Issuer or any Guarantor.

        "State Licenses" means all material Licenses issued or granted to any of the Company or its Subsidiaries by State Commissions for the conduct of any telecommunications business.

        "Stock Delivery Agreement" has the meaning set forth in the Recitals.

5

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Subsidiary of such Person is a controlling general partner managing member of such entity.

        "Telecommunications Laws" has the meaning set forth in Section 3.36.

        "Trust Indenture Act" has the meaning set forth in Section 3.08.

        "Underlying Licenses" has the meaning set forth in Section 3.36.

        "Wireless Communications System" means any system to provide telecommunications services, including, without limitation, specialized mobile radio system, radio paging system, mobile telephone system, cellular radio telecommunications system, conventional mobile telephone system, personal communications system, EBS/ITFS-based system or BRS/MDS/MMDS-based system, data transmission system or any other paging, mobile telephone, radio, microwave, communications, broadband or data transmission system.

        Section 1.02    Terms Generally.     The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Annexes and Exhibits shall be construed to refer to Articles and Sections of, and Annexes and Exhibits to, this Agreement.

ARTICLE II

The Notes; Additional Funding

        Section 2.01    Agreement to Purchase.

        (a)   Purchaser hereby agrees, subject to the conditions hereinafter stated, to purchase from the Issuers on the applicable Draw Date, at a purchase price equal to 100% of the aggregate principal amount thereof, an aggregate principal amount of Notes equal to (i) $80,000,000 less the amount of

6

Exchangeable Notes, if any, acquired by shareholders of Parent pursuant to the Pre-Emptive Rights, plus (ii) the Non-Exchangeable Amount; provided that in each case Purchaser shall be entitled to acquire the Minimum DISH Amount; provided, however, that in each case, the Purchaser shall have no obligation to purchase any further Notes hereunder with respect to a future Draw Date if as of any such Draw Date, the Parent or any of its Affiliates shall have breached any of their respective obligations under this Agreement in any material respect. For the avoidance of doubt, only Purchaser is entitled to acquire any Non-Exchangeable Notes available on any given Draw Date.

        (b)   Each New Purchaser hereby agrees, subject to the conditions hereinafter stated, to purchase from the Issuers on each applicable Draw Date for which each such New Purchaser is exercising its Pre-Emptive Rights to purchase Exchangeable Notes, at a purchase price equal to 100% of the aggregate principal amount thereof, an aggregate principal amount of Notes equal to the amount of Exchangeable Notes that such New Purchaser is entitled to purchase pursuant to the Company Equityholders' Agreement.

        Section 2.02    Agreement to Sell.     The Issuers shall be entitled to deliver to the Purchaser and each New Purchaser, as applicable, no later than the third Business Day preceding such Draw Date, a Draw Notice in the form of Annex A hereto (a "Draw Notice") specifying the aggregate principal amount of Notes that the Issuers agree to issue and sell to the Purchaser and each New Purchaser, as applicable, on the related Draw Date, which aggregate principal amount of Notes shall equal the aggregate principal amount of Notes in respect of such Draw Date calculated in accordance with Section 2.01.

        Section 2.03    Applicable Indenture.     The Notes which are Exchangeable Notes issued pursuant to this Agreement shall be governed by the terms and conditions of the Primary Indenture. The Notes which are Non-Exchangeable Notes issued pursuant to this Agreement shall be governed by the terms and conditions of the Secondary Indenture.

        Section 2.04    Payment; Delivery; Transfer Taxes.     Payment for Notes shall be made by wire transfer in immediately available funds to the account(s) specified by the Issuers to the Purchaser and each New Purchaser, as applicable, at 10:00 A.M., New York City time, on the applicable Draw Date. Payment for Notes shall be made against delivery to the Purchaser and each New Purchaser, as applicable, on the applicable Draw Date of certificates representing such Notes registered in such names and in such denominations as the Purchaser and each New Purchaser, as applicable, shall request in writing not later than one Business Day prior to such Draw Date, with any transfer taxes payable in connection with the transfer of such Notes to the Purchaser and each New Purchaser, as applicable, duly paid by the Issuers.

        Section 2.05    Commitment Fee.     On the date hereof, the Issuers shall pay to DISH Parent or its designee the non-refundable Commitment Fee, payable in Exchangeable Notes in an aggregate amount of $[    •    ]. The Issuers shall on the Initial Draw Date deliver or have delivered to DISH Parent or its designee certificates representing such notes registered in such names and in such denominations as DISH Parent or its designee shall request in writing not later than two (2) Business Days prior to the Initial Draw Date, with any transfer taxes payable in connection with the transfer of such notes to DISH Parent or its designee duly paid by the Issuers.

7

ARTICLE III

Representations and Warranties of the Parent and the Issuers

        The Parent and each Issuer, jointly and severally, represent and warrant to the Purchaser that:

        Section 3.01    Parent SEC Documents.     The Parent has filed with the SEC all statements, reports, schedules, forms, amendments, supplements and other documents required to be filed by the Parent with the SEC since January 1, 2011, and all amendments thereto, together with all certifications required pursuant to the Sarbanes Oxley Act of 2002 (these documents, and together with all information incorporated by reference therein and exhibits thereto, the "Parent SEC Documents"). None of the Parent's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (a) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC in comment letters with respect to any of the Parent SEC Documents.

        Section 3.02    Financial Statements.     The financial statements and the related notes included or incorporated by reference in the Parent SEC Documents present fairly in all material respects the financial position of the Parent and its Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; the other financial information included or incorporated by reference in the Parent SEC Documents has been derived from the accounting records of the Parent and its Subsidiaries and presents fairly the information shown thereby.

        Section 3.03    No Material Adverse Change.     Since December 31 2012, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise), earnings, business or properties of the Parent and its Subsidiaries (including the Issuers), taken as a whole, whether or not arising from transactions in the ordinary course of business.

        Section 3.04    Organization and Good Standing.     The Parent and each of its Subsidiaries (including the Issuers) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Parent and its Subsidiaries (including the Issuers), taken as a whole, or on the performance by the Parent, the Issuers or the Guarantors of their respective obligations under the applicable Note Documents (a "Material Adverse Effect").

        Section 3.05    Capitalization.     All the outstanding shares of capital stock of the Parent have been duly and validly authorized and issued and are fully paid and non-assessable and, except in respect of the Company Equityholders' Agreement, are not subject to any pre-emptive or similar rights. All the outstanding shares of capital stock or other equity interests of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable (if such Subsidiary is a corporation) and are owned directly or indirectly by the Parent, free and clear of any lien, charge, encumbrance, security

8

interest, restriction on voting or transfer (other than transfer restrictions imposed under applicable securities laws) or any other claim of any third party, except as otherwise described in the Parent SEC Documents.

        Section 3.06    Due Authorization.     The Parent, each Issuer and each Guarantor has full power and authority to execute and deliver this Agreement and the other Note Documents to which it is a party and to perform its respective obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of this Agreement and the other Note Documents and the consummation of the transactions contemplated hereby and thereby has been duly and validly taken.

        Section 3.07    Due Execution.     This Agreement has been duly executed and delivered by the Parent and each Issuer and constitutes a valid and legally binding obligation of the Parent and each Issuer, enforceable against the Parent and each Issuer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, reorganization, moratorium, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles (whether considered in a proceeding in equity or law) relating to enforceability (collectively, the "Enforceability Exceptions").

        Section 3.08    The Indentures.     When duly executed and delivered in accordance with its terms by the Issuers and the Guarantors, and when duly executed and delivered in accordance with its terms by each of the other parties thereto, the Indentures will constitute valid and legally binding agreements of each Issuer and each Guarantor, enforceable against each Issuer and each Guarantor in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions; and on the Initial Draw Date, the Indentures will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the rules and regulations of the SEC applicable to an indenture that is qualified thereunder.

        Section 3.09    The Notes and the Guarantees.     When duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, the Notes will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of each Issuer enforceable against each Issuer in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Indentures; and, when the Notes have been duly executed, authenticated, issued and delivered as provided in the Indentures and paid for as provided herein, each Guarantee will be a valid and legally binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Indentures.

        Section 3.10    Stock Delivery Agreement.     When executed and delivered in accordance with its terms by the Parent and the Issuers, the Stock Delivery Agreement will constitute a valid and legally binding agreement of the Parent and each Issuer, enforceable against the Parent and each Issuer in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

        Section 3.11    Registration Rights Agreement.     When executed and delivered in accordance with its terms by the Parent, the Issuers and the Guarantors, and when duly executed and delivered in accordance with its terms by each of the other parties thereto, the Registration Rights Agreement will constitute a valid and legally binding agreement of the Parent, each Issuer and each Guarantor, enforceable against the Parent, each Issuer and each Guarantor in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

        Section 3.12    No Violation or Default.     Neither the Parent nor any of its Subsidiaries is (a) in violation of its charter or by-laws or similar organizational documents, (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any Contract to which the

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Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound or to which any of the property or assets of the Parent or any of its Subsidiaries is subject, or (c) in violation of any law, statute or Order, except, in the case of clauses (b) and (c) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.13    No Conflicts.     The execution, delivery and performance by the Parent, the Issuers and the Guarantors of the Note Documents, as applicable, the issuance and sale of the Securities and compliance by the Parent, the Issuers and the Guarantors with the terms thereof and the consummation of the transactions contemplated hereby and by the other Note Documents will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Parent or any of its Subsidiaries pursuant to any Contract to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound or to which any of the property or assets of the Parent or any of its Subsidiaries is subject, (b) conflict with or result in any breach of the certificate of incorporation or bylaws or similar organizational documents of the Parent or any of its Subsidiaries, or (c) assuming the approvals and authorizations contemplated by Section 3.14 have been obtained, conflict with or result in a violation by the Parent, the Issuers or the Guarantors of any Legal Requirement or Order to which any of them may be subject, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation, lien, charge, encumbrance or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.14    No Consents Required.     None of the Parent, any Issuer or any Guarantor is required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from, any Governmental Body in connection with the execution, delivery or performance of any of the Note Documents, including the issuance and sale of the Securities (including the Guarantees), and the compliance by the Parent, the Issuers and the Guarantors with the terms thereof, except for (a) such filings as may be required under the Communications Act, and (b) such filings as may be required under any state securities laws.

        Section 3.15    Legal Proceedings.     Except as described in the Parent SEC Documents, there are no legal or governmental or regulatory investigations, actions, suits or proceedings pending to which the Parent or any of its Subsidiaries is a party or to which any property of the Parent or any of its Subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Parent or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Parent and each Issuer, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

        Section 3.16    Independent Accountant.     Deloitte & Touche, LLP, who have certified certain financial statements of the Parent and its Subsidiaries contained in the Parent SEC Documents, is an independent public accountant with respect to the Parent and its Subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

        Section 3.17    Title to Real and Personal Property.     Except as described in the Parent SEC Documents, the Parent and its Subsidiaries have good and marketable title in fee simple to, or have valid interest and rights to use, all items of real and personal property that are material to the respective businesses of the Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The assets and properties owned, leased or otherwise used by the Parent and its Subsidiaries are in good repair, working order and condition (reasonable wear and tear excepted), except in such cases as their use does not so

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require or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        Section 3.18    Title to Intellectual Property.     Except as described in the Parent SEC Documents, to the knowledge of the Parent and each Issuer (a) the conduct of the business of the Parent and its Subsidiaries does not infringe, misappropriate, dilute or otherwise conflict with any intellectual property rights of others, except for those infringements, misappropriations, dilutions or conflicts that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) the Parent and its Subsidiaries have not received any written notice of any claim of infringement, misappropriation, dilution of, or conflict with, any such rights of others that if determined in a manner adverse to the Parent or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) there is no infringement, misappropriation, dilution or other conflict with Parent Intellectual Property by any third party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.19    Investment Company Act.     Neither the Parent nor any of the Guarantors is, and after giving effect to the issuance of Securities and the application of the proceeds thereof none of them will be, an "investment company" or any entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

        Section 3.20    Taxes.     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent and its Subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed and, except as described in the Parent SEC Documents, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Parent or any of its Subsidiaries or any of their respective properties or assets (except for such taxes that are not delinquent or that are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with generally accepted accounting principles).

        Section 3.21    Licenses and Permits.     Except with respect to the FCC Licenses, the State Licenses and the Underlying Licenses, the Parent and its Subsidiaries possess all Licenses issued by, and have made all declarations and filings with, the appropriate Governmental Body that are necessary for the ownership, lease and operation of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and neither the Parent nor any of its Subsidiaries has received notice of any revocation modification of any such License or has any reason to believe that any such License will not be renewed in the ordinary course.

        Section 3.22    No Labor Disputes.     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) no labor disturbance by or dispute with employees of the Parent or any of its Subsidiaries exists or, to the knowledge of the Parent and each Issuer, is contemplated or threatened, and (b) none of the Parent or any Issuer is aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Parent or any of Parent's Subsidiaries' principal suppliers, contractors or customers.

        Section 3.23    Compliance With Environmental Laws.     Except as described in the Parent SEC Documents, (a) the Parent and its Subsidiaries (i) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of worker or public health or safety, the environment, natural resources, hazardous or toxic substances or wastes, or pollutants or contaminants, including without limitation petroleum and other products (collectively, "Environmental Laws"), (ii) have received and are in compliance with all Licenses or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) have not received written notice of any actual or

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potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, or pollutants or contaminants, including without limitation petroleum and other products, that would with respect to clause (i), (ii) or (iii), individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (b) there are no costs or liabilities associated with Environmental Laws of or relating to the Parent or its Subsidiaries, except for any such cost or liability as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) (i) there are no proceedings that are pending, or that are known to be contemplated, against the Parent or any of its Subsidiaries under any Environmental Laws in which a Governmental Body is also a party, other than such proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Parent and its Subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes or pollutants or contaminants, including without limitation petroleum and other products, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) none of the Parent and its Subsidiaries anticipates material capital expenditures relating to any Environmental Laws that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.24    Compliance With ERISA.     (a) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is or, in the past six years has been, maintained, administered or contributed to by the Parent or any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")) for employees or former employees of the Parent or any member of its Controlled Group (each, a "Plan") has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except where any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan (excluding transactions effected pursuant to a statutory or administrative exemption), except where any such transaction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure to meet the minimum funding standard under Section 412 of the Code or Section 302 or ERISA, whether or not waived, has occurred or is reasonably expected to occur and, with respect to any such Plan, all minimum required contributions determined under Section 430 of the Code have been timely made; (d) the fair market value of the assets of each Plan, which is subject to Section 412 of the Code or Section 302 of ERISA, exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), except where any funding deficiency or the amount by which benefits accrued exceed the fair market value of assets would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (e) no "reportable event" (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur (other than an event for which the 30-day notice period is waived by regulation); and (f) neither the Parent nor any member of its Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than administrative expenses, contributions to the Plan or premiums to the PBGC, each in the ordinary course and without default) in respect of a Plan (including a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA) in an amount that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.25    Disclosure Controls.     The Parent and its Subsidiaries maintain an effective system of "disclosure controls and procedures" (as defined in Rule 13a-15(e) under the Exchange Act) that is

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designed to ensure that information required to be disclosed by the Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Parent's management as appropriate to allow timely decisions regarding required disclosure. The Parent and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act.

        Section 3.26    Accounting Controls.     The Parent and its Subsidiaries maintain systems of "internal control over financial reporting" (as defined in Rule 13a-15(f) under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Parent and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses or significant deficiencies in the Parent's internal controls.

        Section 3.27    Insurance.     The Parent and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the Parent's management reasonably believes are adequate to protect the Parent and its Subsidiaries and their respective businesses; and neither the Parent nor any of its Subsidiaries has (a) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (b) any reason to believe that it will not be able to renew its existing insurance coverage when such coverage expires or to obtain similar coverage at a reasonable cost from similar insurers, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.28    No Unlawful Payments.     Neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent and each Issuer, any director, officer, agent, employee or other person associated with or acting on behalf of the Parent or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kick-back or other unlawful payment.

        Section 3.29    Compliance with Money Laundering Laws.     The operations of the Parent and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or Governmental Body or any arbitrator involving the Parent or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Parent or any Issuer, threatened.

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        Section 3.30    Compliance with OFAC.     Neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent and each Issuer, any director, officer, agent, employee or affiliate of the Parent or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury ("OFAC"); and the Issuers will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

        Section 3.31    No Restrictions on Subsidiaries.     No Subsidiary of the Parent is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends or from making any other distribution on such Subsidiary's capital stock or membership interests, from repaying to the Parent, any Issuer or any Guarantor any loans or advances to such Subsidiary from the Parent, any Issuer or any Guarantor or from transferring any of such Subsidiary's properties or assets to the Parent, any Issuer or any Guarantor or any other Subsidiary of the Parent.

        Section 3.32    No Integration.     None of the Parent, any Issuer or any of their respective Affiliates has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

        Section 3.33    No General Solicitation.     None of the Parent, any Issuer or any of their respective Affiliates or any other person acting on its or their behalf has solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

        Section 3.34    Securities Law Exemptions.     Assuming the accuracy of the representations and warranties of the Purchaser contained in Article IV of this Agreement, it is not necessary, in connection with the issuance and sale of the Securities to the Purchaser, to register the Securities under the Securities Act or to qualify the Indentures under the Trust Indenture Act.

        Section 3.35    Sarbanes-Oxley Act.     There is and has been no failure on the part of the Parent, any of its Subsidiaries or any of their respective directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

        Section 3.36    FCC Licenses and Underlying Licenses and Spectrum Leases.

        (a)   The business of the Parent and its Subsidiaries is being conducted in compliance with applicable requirements under the Communications Act and the regulations issued thereunder and all relevant rules, regulations and published policies of the FCC (collectively, the "Telecommunications Laws"), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Licenses issued by the FCC required for the operations of the Parent and its Subsidiaries, including the Spectrum Entities, are in full force and effect. Except for certain license renewal filings made by the Parent in the ordinary course, there are no pending modifications or amendments to any FCC Licenses or State Licenses or, to the best of the Parent's and each Issuer's knowledge, to any license granted by the FCC to the lessor to the Spectrum Entities under a Spectrum Lease (the "Underlying Licenses"), or any revocation proceedings pending with respect to any of such FCC Licenses or State Licenses, or, to the best of the Parent's and each Issuer's knowledge, to any of such Underlying Licenses, in each case, which, if implemented or adversely decided, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred with respect to such FCC Licenses or State Licenses, or to the best of the Parent's and each Issuer's

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knowledge, the Underlying Licenses, which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any of the FCC Licenses or State Licenses, or the Underlying Licenses, respectively, other than the expiration of such FCC Licenses or State Licenses, or such Underlying Licenses, respectively, in accordance with their terms. Except as described in the Parent SEC Documents, there is no condition, event or occurrence existing, nor, to the best of the Parent's and each Issuer's knowledge, any proceeding being conducted or threatened by any Governmental Body which would reasonably be expected to cause the termination, suspension, cancellation or nonrenewal of any of the FCC Licenses or State Licenses, or, to the best of the Parent's and each Issuer's knowledge, the Underlying Licenses, or the imposition of any penalty or fine by any Governmental Body with respect to any of the FCC Licenses or State Licenses, or, to the best of the Parent's and each Issuer's knowledge, the Underlying Licenses, on the Parent or its Subsidiaries, in each case which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b)   No consent, approval, authorization, order or waiver of, or filing with, the FCC is required under the Telecommunications Laws to be obtained or made by the Parent or any of its Subsidiaries for the issuance and sale of the Securities or the Exchange Securities, or the execution, delivery and performance of this Agreement or the other Note Documents or the transactions contemplated herein and therein.

        (c)   The execution, delivery and performance by the Parent, the Issuers and the Guarantors of this Agreement and the other Note Documents do not and will not violate any of the terms or provisions of, or constitute a default under, any of the Telecommunications Laws.

        (d)   The Parent and its Subsidiaries each have filed with the FCC all necessary reports, documents, instruments, information and applications required to be filed pursuant to the Telecommunications Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (e)   The issuance and sale of the Securities and the Exchange Securities and the compliance by the Parent with this Agreement and the consummation of the transactions herein contemplated will not result in a transfer of control of the Parent within the meaning of the Telecommunications Laws and the rules and policies of the FCC.

        (f)    The Parent and each of its Subsidiaries, including the Spectrum Entities, are legally qualified to hold the FCC Licenses or State Licenses held by such entities.

        (g)   Except as described in the Parent SEC Documents, there is no (i) outstanding Order that has been issued by the FCC against the Parent or any of its Subsidiaries or with respect to the FCC Licenses or State Licenses, or (ii) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding pending or, to the best of the Parent's and each Issuer's knowledge, threatened by or before the FCC against the Parent, any of its Subsidiaries, the FCC Licenses or State Licenses or, to the best of the Parent's and each Issuer's knowledge, any Underlying Licenses, that, assuming an unfavorable decision, ruling or finding, in the case of each of (i) or (ii) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (h)   All fees required by the FCC in connection with the FCC Licenses, State Licenses and Underlying Licenses, including any and all down payments or installment payments required by FCC rules to be paid, have been timely and fully paid.

        (i)    (i) With respect to spectrum rights in the form of an FCC License, a Spectrum Entity holds the FCC License and the FCC License is currently effective in accordance with its terms and authorizes the present use of the entire portion of the radiofrequency specified in such FCC License, and (ii) to the knowledge of the Parent and each Issuer, with respect to spectrum rights in the form of a Spectrum

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Lease: (x) the lessor under the Spectrum Lease (or, in the case of a sublease, the sublessor's lessor) is the authorized holder of an FCC License that is currently effective in accordance with its terms and authorizes the present use of the entire portion of the radiofrequency specified in such FCC License throughout the entirety of the Geographic Service Area specified in such FCC License without any further authorization from the FCC, except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such Spectrum Lease; (y) the Geographic Service Area and the portion of the radiofrequency spectrum authorized for use by the lessor in the FCC License held by the lessor includes the entirety of both the Geographic Service Area and the portion of the radiofrequency spectrum specified in the Spectrum Lease; and the FCC License permits the lessor to lease and the Spectrum Lease validly leases to the Spectrum Entity that is a party thereto the entire portion of the radiofrequency spectrum specified in the Spectrum Lease throughout the entire Geographic Service Area specified in such Spectrum Lease for use by such Spectrum Entity in its business, except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such Spectrum Lease; and (z) either (A) the Spectrum Lease is of a type and category that requires FCC approval to be valid and has currently effective FCC approval, or (B) the Spectrum Lease is not of a type and category that requires FCC approval.

        (j)    The Parent and each of its Subsidiaries possess such valid and current Licenses issued by the FCC as necessary to conduct their respective businesses as currently conducted, and neither the Parent nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such License which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Representations and Warranties of the Purchaser

        The Purchaser represents and warrants to the Issuers that:

        Section 4.01    Agreement.     The Purchaser has full power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

        Section 4.02    Governmental Approvals; No Conflicts.

        (a)   The execution, delivery and performance of this Agreement by the Purchaser will not (i) conflict with or result in any breach of the certificate of incorporation or bylaws or similar organizational documents of the Purchaser, or (ii) assuming the approvals and authorizations contemplated by Section 4.02(b) have been obtained, conflict with or result in a violation by the Purchaser of any Legal Requirement or Order to which the Purchaser is subject, except for any violation that will not prevent or materially impede or delay the consummation of the transactions hereunder by the Purchaser.

        (b)   The Purchaser is not required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from any Governmental Body in connection with the execution, delivery or performance of this Agreement, except for (a) such filings as may be required under the Communications Act and (b) such filings as may be required under any state securities laws.

        Section 4.03    Purchase Entirely for Own Account.     This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Issuers, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be

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acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser further represents and warrants that it (a) will not sell, transfer or otherwise dispose of the Securities or the Exchange Securities except in a transaction exempt from or not subject to the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act, and (b) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Issuers possess or can acquire without unreasonable effort or expense.

        Section 4.04    Restricted Securities.     The Purchaser understands that neither the Securities and the Exchange Securities have been, and will not be, except to the extent contemplated in the Registration Rights Agreement, registered under the Securities Act. The Purchaser understands that the Securities and the Exchange Securities are "restricted securities" under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities and the Exchange Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further understands that the Securities and the Exchange Securities and any securities issued in respect thereof or exchange therefor, will be subject to restrictions on transfer set forth in the Primary Indenture and will bear a legend setting forth such restrictions on transfer. The Purchaser acknowledges that neither the Parent nor the Company has any obligation to register or qualify the Securities or the Exchange Securities, as applicable, for resale except as set forth in the Registration Rights Agreement.

        Section 4.05    No Solicitation.     The Purchaser has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

ARTICLE V

Conditions to the Purchaser's Obligations

        Section 5.01    Effective Date.     The obligations of the Purchaser hereunder shall not become effective until the date (the "Effective Date") on which each of the following conditions is satisfied (unless otherwise waived by the Purchaser):

        (a)   The Purchaser shall have received from the Parent and each Issuer a counterpart of this Agreement signed on behalf of such party.

        (b)   The Purchaser shall have received a certificate, dated as of the Effective Date and signed by an executive officer of the Parent and each Issuer, stating that the representations and warranties of the Parent and the Issuers contained in this Agreement, if specifically qualified by materiality, Material Adverse Effect or other similar materiality qualifiers, shall be true and correct as of the Effective Date as if made on and as of the Effective Date (other than any representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct as of such earlier date) and, if not so qualified, shall be true and correct in all material respects as of the Effective Date as if made on and as of the Effective Date (other than any representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

        (c)   The Purchaser shall have received such documents and certificates as the Purchaser may reasonably request relating to the organization, existence and good standing of the Parent, the Issuers

17

and the Guarantors and the authorization of the transactions hereunder, all in form and substance reasonably satisfactory to the Purchaser.

        Section 5.02    Note Issuance.     The obligation of the Purchaser to purchase and pay for Notes on a Draw Date is subject to the satisfaction of the following conditions (unless otherwise waived by the Purchaser):

        (a)   The Purchaser shall have received the applicable Draw Notice in accordance with the provisions set forth in Section 2.02.

        (b)   The Parent and the Issuers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Parent and the Issuers at or before such Draw Date, except to the extent that such failure to perform or comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; after giving effect to the issuance and sale of such Notes, no Default or Event of Default shall have occurred and be continuing under the Primary Indenture or the Secondary Indenture, as applicable.

        (c)   The Exchange Securities issuable upon exchange of such Notes shall have been duly authorized and reserved and, when issued upon exchange of such Notes in accordance with the terms of the Primary Indenture, shall be validly issued, and, in the case of the Common Stock, fully paid and non-assessable.

        (d)   The Purchaser shall have received a certificate, dated such Draw Date and signed by an executive officer of the Parent and each Issuer, as to the matters set forth in clauses (b), (c), and (d) of this Section 5.02.

        (e)   All authorizations, approvals or permits, if any, of any Governmental Body or regulatory body of the United States or of any state that are required in connection with and prior to the lawful issuance and sale of such Notes (including the related Guarantees) shall have been obtained and effective as of such Draw Date (it being understood that this condition shall not apply to the Communications Act, the rules and regulations of the FCC, and applicable state and public utility law).

        (f)    The Purchaser shall have received the written opinion of [                  ], counsel for the Parent, the Issuers and the Guarantors, substantially in the form of Exhibit A, dated as of such Draw Date.

        (g)   The Indentures, in the form attached hereto as Exhibit B and Exhibit C, shall have been duly executed and delivered by the Issuers and the Guarantors and shall be in full force and effect.

        (h)   The Registration Rights Agreement, in the form attached hereto as Exhibit D, shall have been duly executed and delivered by the Parent, the Issuers and the Guarantors and shall be in full force and effect.

        (i)    The Stock Delivery Agreement, in the form attached hereto as Exhibit E, shall have been duly executed and delivered by the Parent and the Issuers and shall be in full force and effect.

        (j)    All corporate and other proceedings in connection with the transactions hereunder shall have been taken, and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all copies of such documents as it may reasonably request; provided, that this clause shall be a condition to the Purchaser's obligations hereunder if, and only if, the Purchaser shall have provided on a timely basis all approvals that may be necessary on its part in connection with the transactions hereunder.

        (k)   The Purchaser shall have received such documents and certificates as the Purchaser may reasonably request relating to the organization, existence and good standing of the Parent, the Issuers and the Guarantors and the authorization of the transactions hereunder, all in form and substance reasonably satisfactory to the Purchaser.

18

        (l)    The Common Stock issuable upon exchange of the Notes shall have been approved for listing on NASDAQ.

        (m)  The Issuers shall have provided the Purchaser with written instructions setting forth wire instructions for payment of the purchase price of the such Notes, including (a) the name and address of the transferee bank, (b) such transferee bank's ABA number and (c) the account name and number into which the purchase price for such Notes is to be deposited.

ARTICLE VI

Conditions to the Issuers' Obligations

        Section 6.01    Note Issuance.     The obligation of the Issuers to issue and sell Notes on a Draw Date is subject to the satisfaction of the following conditions (unless otherwise waived by the Issuers):

        (a)   The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of such Draw Date as if made on and as of such Draw Date (other than any representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

        (b)   The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser at or before such Draw Date.

ARTICLE VII

Covenants

        Section 7.01    Covenants of the Parent.

        (a)   The Parent will reserve and keep available at all times, Common Stock for the purpose of enabling the Parent to satisfy its obligations to issue Common Stock upon the exchange of any issued and outstanding Notes.

        (b)   The Parent will use its commercially reasonable best efforts to cause the Common Stock issuable upon exchange of the Notes to be listed on NASDAQ.

        (c)   The Parent will call and hold a meeting of the stockholders of the Parent for the purpose of obtaining the approval of the Required Parent Stockholder Approvals (such meeting, the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting will be held on a date selected by the Parent in consultation with the Purchaser no later than 45 days after the staff of the SEC advises the Parent that it has no further comments to the Proxy Statement, subject to any reasonable delay (but not longer than ten days per event) including to the extent required by the need to supplement or amend the Proxy Statement or as may be required by applicable law or regulatory or judicial process. Parent agrees to endorse in the Proxy Statement the approvals set forth above.

        (d)   The Parent shall use its reasonable best efforts to obtain from each applicable shareholder of Parent a waiver of such shareholder's Pre-Emptive Rights. In the event that such waivers are not obtained, the Parent shall as promptly as practicable comply with the terms of the Company Equityholders' Agreement with respect to the shareholders' Pre-Emptive Rights to subscribe to the Exchangeable Notes. Any stockholder of Parent that chooses to exercise its Pre-Emptive Rights to subscribe to the Exchangeable Notes shall confirm such commitment in accordance with the procedures set forth in Section 3.5 of the Company Equityholders' Agreement. Promptly following such confirmation, such stockholder shall execute and deliver to Parent and Purchaser a Joinder Agreement substantially in the form attached hereto as Exhibit F, after which event such stockholder shall be

19

deemed a New Purchaser for purposes of this Agreement and entitled to purchase that portion of the Exchangeable Notes that such stockholder is entitled to purchase. Purchaser's obligation to purchase the Exchangeable Notes shall be reduced by the amount of the Exchangeable Notes that such stockholders exercise their Pre-Emptive Rights to acquire, in accordance with Section 2.01 hereof, provided that on each Draw Date, Purchaser shall be entitled to acquire no less than the Minimum DISH Amount of Notes issued on such Draw Date.

        Section 7.02    Covenants of the Parent and the Issuers.

        (a)   The Parent and the Issuers will qualify the Securities and the Exchange Securities, as applicable, for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Purchaser shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities or the Exchange Securities; provided, that neither the Parent, any Issuer nor any Guarantor shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

        (b)   The Parent and the Issuers will use commercially reasonable efforts to arrange for any Common Stock issuable upon exchange of the Notes to be eligible for clearance and settlement through The Depository Trust Company.

        (c)   The Parent and the Issuers will promptly notify the Purchaser in writing of (i) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in any representation or warranty made by the Parent or the Issuers hereunder not being true and correct, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement.

        (d)   Without the prior written approval of the Purchaser and DISH Parent, the Parent and the Issuers shall not, and shall cause their respective Subsidiaries not to, incur any additional secured indebtedness during any period in which any of the Notes remain outstanding.

        Section 7.03    Covenants of the Parent, the Issuers and the Purchaser.     Each party will use its commercially reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents as may be required to be filed by such party with any Governmental Body with respect to this Agreement, the other Note Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the exchange of the Notes for Exchange Securities, and to submit promptly any additional information requested by any such Governmental Body. The Parent, the Issuers and the Purchaser will respond as promptly as practicable to any inquiries or requests received for additional information or documentation, in each case as may be required in connection with this Agreement, the other Note Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the exchange of the Notes for Exchange Securities. Further, the Parent, the Issuers and the Purchaser shall use commercially reasonable best efforts to satisfy any conditions to their respective obligations hereunder.

ARTICLE VIII

Termination

        Section 8.01    Termination.     This Agreement may be terminated:

        (a)   by mutual written consent of the Purchaser, the Parent and the Issuers at any time;

20

        (b)   by the Purchaser if after the execution and delivery of this Agreement the Parent or the Issuers shall fail to perform or comply with any of the covenants set forth in Article VII that are required to be performed or complied with by the Parent or the Issuers such that (if such breach occurred or was continuing as of a Draw Date) the conditions set forth in Section 5.02(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured within 60 days following receipt of written notice of such breach; provided, that the Purchaser is not then in breach of this Agreement so as to cause a condition to such Draw Date set forth in Section 6.01 to be incapable of being satisfied; and

        (c)   by (i) Parent and the Issuers if any of the conditions set forth in Article VI shall have become incapable of fulfillment, and shall not have been waived by Parent and the Issuers, or (ii) the Purchaser if any of the conditions set forth in Article V shall have become incapable of fulfillment, and shall not have been waived by Purchaser; provided, that, in the case of this clause (c), the party seeking to terminate its obligation to effect the purchase or sale of the Notes shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party's seeking to terminate its obligation to effect the purchase or sale of the Notes.

        Section 8.02    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.01, this Agreement will be of no further force or effect; provided, however, that (i) this Section 8.02 will survive the termination of this Agreement and will remain in full force and effect, (ii) Article VII and Article IX will survive the termination of this Agreement and will remain in full force and effect if any Notes have been issued to the Purchaser in accordance with the terms of this Agreement, (iii) the termination of this Agreement will not relieve any party from any liability for any intentional or willful inaccuracy in or intentional or willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, and (iv) no termination of this Agreement will in any way affect any of the parties' rights or obligations under the Transaction Agreement or any agreement other than this Agreement.

ARTICLE IX

Miscellaneous

        Section 9.01    Survival.     Unless otherwise set forth in this Agreement, the warranties, representations, covenants, and all other provisions contained in (or made pursuant to) this Agreement will survive the execution and delivery of this Agreement, any Draw Date and any exchange of Notes for Exchange Securities.

        Section 9.02    Waivers; Amendments.     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, the Issuers and the Purchaser.

        Section 9.03    Entire Agreement; Counterparts.     This Agreement and the other Note Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery will be sufficient to bind the parties to the terms of this Agreement.

        Section 9.04    Applicable Law; Jurisdiction; Waiver of Jury Trial.     This Agreement will be governed by, and construed in accordance with, the laws of the State of New York. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the federal courts of the State of

21

New York located in The City and County of New York or if such courts lack subject matter jurisdiction, the New York state courts located in The City and County of New York; and (b) each of the parties irrevocably waives the right to trial by jury.

        Section 9.05    Attorneys' Fees.     In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable out-of-pocket costs and expenses incurred in such action or suit.

        Section 9.06    Assignability; Third-Party Beneficiaries.     This Agreement will be binding upon, will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (i) the Parent and the Issuers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Purchaser, and (ii) the Purchaser may not assign or otherwise transfer any of its rights or obligations hereunder, other than to an Affiliate of the Purchaser, without the prior written consent of the Issuers or the Parent (and in each case any attempted assignment or transfer without such consent will be null and void and of no effect). Nothing in this Agreement, express or implied, is intended to or will confer any right, benefit or remedy of any nature whatsoever upon any Person (other than the parties hereto).

        Section 9.07    Notices.     Each notice, request, demand or other communication under this Agreement will be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication will be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication will be deemed duly given and made two Business Days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (New York City time) on any Business Day, then such communication will be deemed duly given and made when receipt is confirmed (including by electronic confirmation of transmittal); (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (New York City time) on any Business Day and receipt is confirmed, then such communication will be deemed duly given and made on the Business Day following the date which receipt is confirmed (including by electronic confirmation of transmittal); and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication will be deemed duly given and made when delivered to such authorized representative; provided, that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement:

        If to the Purchaser:

    DISH Acquisition Holding Corporation
    c/o DISH Network Corporation
    9601 S. Meridian Blvd.
    Englewood, CO 80112
    Attention: General Counsel
    Facsimile: (303) 723-1699

    With a copy (which shall not constitute notice) to

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, NY 10004
    Attention: Scott D. Miller
    Facsimile: (212) 291-9101

22

        If to the Parent or the Issuers:

    Clearwire Communications, LLC
    1475 120th Avenue NE
    Bellevue, Washington 98005
    Attention:
    Facsimile:

    With a copy (which shall not constitute notice) to

        Section 9.08    Cooperation.     Each party will cooperate with each other and use, and will cause its Subsidiaries to use, its commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to satisfy the conditions to this Agreement set forth in Article V and Article VI.

        Section 9.09    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto will replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        Section 9.10    Headings.     The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

23

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLEARWIRE CORPORATION
By:

Name: Title:
CLEARWIRE COMMUNICATIONS, LLC
By:

Name: Title:
CLEARWIRE FINANCE, INC.
By:

Name: Title:
DISH ACQUISITION HOLDING CORPORATION
By:

Name: Title:

24

Annex A

Form of Draw Notice

                                     [                  ], 2013

DISH Acquisition Holding Corporation
9601 S. Meridian Blvd.
Englewood, CO 80112
Attention: General Counsel

Ladies and Gentlemen:

        This Draw Notice is delivered to you as of [                        ], 2013 pursuant to Section 2.02 of that certain Note Purchase Agreement, dated as of [                        ], 2013 (the "Note Purchase Agreement"), among Clearwire Corporation, a Delaware corporation, Clearwire Communications, LLC, a Delaware limited liability company (the "Company"), Clearwire Finance, Inc., a Delaware corporation (together with the Company, the "Issuers"), and DISH Acquisition Holding Corporation, a Delaware corporation (the "Purchaser"). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Note Purchase Agreement.

        Pursuant to Section 2.02 of the Note Purchase Agreement, in the event this Draw Notice is being delivered prior to the Initial Draw Date, the Issuers hereby notify the Purchaser that the Issuers hereby agree to issue and sell to the Purchaser on [                        ], 2013, $ [          ] aggregate principal amount ($80,000,000 multiplied by [            ]  months) of Notes in accordance with the terms of, and subject to the conditions set forth in, the Note Purchase Agreement.

        Pursuant to Section 2.02 of the Note Purchase Agreement, in the event this Draw Notice is being delivered at any time after the Initial Draw Date, the Issuers hereby notify the Purchaser that the Issuers hereby agree to issue and sell to the Purchaser on [            ], 2013 (the "Draw Date") $[          ] aggregate principal amount of Notes in accordance with the terms of, and subject to the conditions set forth in, the Note Purchase Agreement.

        The Issuers hereby request that the Purchaser wire $[          ] (representing the purchase price for the Notes) to the account set forth below:

    [Bank Name]
    [Bank Address]
    ABA #:
    Account Name:
    Account Number:
    Ref:

A-1

CLEARWIRE COMMUNICATIONS, LLC
By:

Name: Title:
CLEARWIRE FINANCE, INC.
By:

Name: Title:

A-2

Annex B

Spectrum Entities

Alda Wireless Holdings, LLC
American Telecasting Development, LLC
American Telecasting of Anchorage, LLC
American Telecasting of Bend, LLC
American Telecasting of Columbus, LLC
American Telecasting of Denver, LLC
American Telecasting of Fort Myers, LLC
American Telecasting of Ft. Collins, LLC
American Telecasting of Green Bay, LLC
American Telecasting of Lansing, LLC
American Telecasting of Lincoln, LLC
American Telecasting of Little Rock, LLC
American Telecasting of Louisville, LLC
American Telecasting of Medford, LLC
American Telecasting of Michiana, LLC
American Telecasting of Monterey, LLC
American Telecasting of Redding, LLC
American Telecasting of Santa Barbara, LLC
American Telecasting of Seattle, LLC
American Telecasting of Sheridan, LLC
American Telecasting of Yuba City, LLC
ATI of Santa Rosa, LLC
ATI Sub, LLC
ATL MDS, LLC
Bay Area Cablevision, LLC
Broadcast Cable, LLC
Clearwire Hawaii Partners Spectrum, LLC
Clearwire Spectrum Holdings II LLC
Clearwire Spectrum Holdings III LLC
Clearwire Spectrum Holdings LLC
Fixed Wireless Holdings, LLC
Fresno MMDS Associates, LLC
Imagine Communications Group Limited
Kennewick Licensing, LLC
MVS Net, S.A. de C.V.
NSAC, LLC
PCTV Gold II, LLC
PCTV of Salt Lake City, LLC
PCTV Sub, LLC
People's Choice TV of Albuquerque, LLC
People's Choice TV of Houston, LLC
People's Choice TV of St. Louis, LLC
SCC X, LLC
Speedchoice of Detroit, LLC
Speedchoice of Phoenix, LLC
Sprint (Bay Area), LLC
TDI Acquisition Sub, LLC

B-1

Transworld Telecom II, LLC
Wavepath Sub, LLC
WBS of America, LLC
WBS of Sacramento, LLC
WBSFP Licensing, LLC
WBSY Licensing, LLC
WCOF, LLC
Wireless Broadband Services of America, LLC

B-2

EXHIBIT B

FORM OF
INVESTOR RIGHTS AGREEMENT
by and between
CLEARWIRE CORPORATION
and
DISH ACQUISITION HOLDING CORPORATION
Dated as of [    •    ], 2013

Exhibit A—Definitions
Exhibit B—Terms of D&O Insurance
Exhibit C—Forms of Board Member Resignations

ii

        THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of [    •    ], 2013 (the "Effective Date"), by and between Clearwire Corporation, a Delaware corporation (the "Company"), and DISH Acquisition Holding Corporation, a Delaware corporation ("DISH").

WITNESSETH:

        WHEREAS, DISH has commenced a tender offer (the "DISH Offer") to purchase all of the outstanding shares of the Company's Class A Common Stock ("Shares"), par value $0.0001 per Share, that are issued and outstanding, at a price of $4.40 per Share in cash, without interest, less any applicable withholding taxes upon the terms and subject to the conditions set forth in the tender offer materials;

        WHEREAS, to satisfy a condition to the consummation of the DISH Offer, the Company has agreed to duly execute and deliver this Agreement and remain in compliance with the terms of this Agreement in all respects; and

        WHEREAS, certain members of the Board have tendered resignations in the forms attached hereto in Exhibit C, which resignations are subject to the consummation of the DISH Offer.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings specified in Exhibit A.

ARTICLE 2

CORPORATE GOVERNANCE

        2.1    Board Representation.

        (a)   So long as DISH has not Transferred Shares and as a result of such Transfer its Percentage Interest is less than 5%, the Company shall cause the Nominating Committee to nominate for election to the Board at each annual or special meeting of the stockholders of the Company at which Directors are to be elected, a number of DISH Designees necessary to ensure that the number of DISH Designees elected to the Board immediately thereafter would equal the product of (i) DISH's Percentage Interest determined 30 days prior to such stockholders' meeting and (ii) 13, rounded down to the nearest whole number; provided that DISH shall be entitled to designate not less than three designees to the Board as long as DISH has not Transferred Shares representing more than 50% of the Shares owned beneficially by DISH as of the Effective Date (after giving effect to completion of the DISH Offer). If DISH has been provided not less than 60 days' notice of the date of the relevant stockholders' meetings together with a request for a list of DISH Designees, DISH shall furnish a list of the DISH Designees to the Company not less than 40 days prior to such stockholders' meeting, provided that if no such list is furnished by DISH, DISH shall be deemed to have selected its existing DISH Designees then serving on the Board as the DISH Designees for purposes of such stockholders' meeting. In furtherance of this Section 2.1(a), the resignations of four directors from the Board at the time of the execution of the Transaction Agreements as contemplated in the Recitals to this Agreement, shall be effective as of, and each conditioned upon, the closing of the DISH Offer and the Company shall have taken such action as is necessary to ensure that DISH's designees shall be appointed to the Board with effect as of the closing of the DISH Offer.

        (b)   The DISH Designees shall be Independent Directors for so long as required pursuant to the Equityholders' Agreement.

        (c)   At each annual or special meeting of the stockholders of the Company at which Directors are to be elected, the Company will include in the slate of nominees recommended by the Board and in the Company's proxy statement or notice of such meeting all DISH Designees nominated by the Nominating Committee and will cause the election of each of those DISH Designees to the Board.

        (d)   If a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any DISH Designee, the Company will cause the vacancy to be filled as soon as practicable by a new DISH Designee, who is nominated in the manner specified in this Section 2.1.

        (e)   Upon the written request of DISH, but only upon such written request, the Company will use its reasonable best efforts to take or cause to be taken all actions necessary to remove any DISH Designee designated by DISH for removal, and to elect any replacement DISH Designee.

        (f)    The Company will compensate each DISH Designee who is not an employee of the Company or any of its Subsidiaries in the same manner and to the same extent as it compensates its other non-employee Directors and will reimburse each DISH Designee for reasonable out-of-pocket expenses incurred by such DISH Designee for the purpose of attending meetings of the Board or its committees to the same extent provided to other non-employee Directors.

        (g)   The Company will obtain and maintain directors' and officers' insurance that meets at least the terms and conditions set forth in Exhibit B. Prior to the occurrence of a Change of Control (disregarding, for purposes of this Section 2.1(g), the second parenthetical in clause (ii) of the definition of "Change of Control" under the Equityholders' Agreement) or any merger, consolidation or similar transaction in which the Company is not the surviving entity, the Company will require that any successor (whether by merger, operation of law or otherwise) to the Company assume the Company's obligations under this Section 2.1(g) for a period of at least six years, except that in no event will the successor to the Company be required to expend for that insurance more than an amount per year equal to 200% of the annual premiums paid by the Company as of the date of the Change of Control transaction. If, but for the immediately preceding sentence, the successor to the Company would be required to expend more than 200% of the then-current annual premiums, the successor to the Company would be required to obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to 200% of the then-current annual premiums.

        2.2    Nominating Committee.     So long as DISH has a right to designate members to the Board pursuant to Section 2.1, the Company will cause DISH Designees representing an equivalent proportion of DISH Designees represented on the Board to serve on the Nominating Committee.

        2.3    Available Financial Information.

        (a)   So long as DISH has a right to designate members to the Board pursuant to Section 2.1, the Company will deliver, or cause to be delivered, the following information to DISH:

    (i)
    as soon as available (and in any event within 90 days) after the end of each fiscal year of the Company (or the earlier date by which the information is required to be filed under the Exchange Act):

    (A)
    (1) the annual financial statements required to be filed by the Company under the Exchange Act and a reasonably detailed comparison to the Company's business plan for that fiscal year as approved by the Board and certified by the principal financial or accounting officer of the Company, or (2) if the financial statements described in (1) are not required to be filed under the Exchange Act, an audited consolidated balance sheet of the Company and its Subsidiaries, in each case as of the end of the fiscal year, and audited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for that year, in each case prepared in accordance with GAAP and setting forth in each case in comparative form the

2

        figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a reasonably detailed comparison to the Company's business plan for that year as approved by the Board and certified by the principal financial or accounting officer of the Company; and

      (B)
      with respect to the LLC, an audited consolidated balance sheet of the LLC and its Subsidiaries, in each case as of the end of the fiscal year, and audited consolidated statements of income, retained earnings and cash flows of the LLC and its Subsidiaries for that year, in each case prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the LLC;

    (ii)
    as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days (or the earlier date by which the information is required to be filed under the Exchange Act):

    (A)
    (1) the quarterly financial statements required to be filed by the Company under the Exchange Act and a reasonably detailed comparison to the Company's business plan for the current fiscal year to date as approved by the Board and certified by the principal financial or accounting officer of the Company, or (2) if the financial statements described in (1) are not required to be filed under the Exchange Act, a consolidated balance sheet of the Company and its Subsidiaries, in each case as of the end of each quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries, in each case for that period and for the current fiscal year to date, in each case prepared in accordance with GAAP (subject to normal year-end audit adjustments) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and a reasonably detailed comparison to the Company's business plan then in effect as approved by the Board and certified by the principal financial or accounting officer of the Company in reasonable detail and certified by the principal financial or accounting officer of the Company; and

    (B)
    with respect to the LLC, a consolidated balance sheet of the LLC and its Subsidiaries, in each case as of the end of each quarterly period, and consolidated statements of income, retained earnings and cash flows of the LLC and its Subsidiaries, in each case for that period and for the current fiscal year to date, in each case prepared in accordance with GAAP (subject to normal year-end audit adjustments) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year certified by the principal financial or accounting officer of the LLC;

    (iii)
    as soon as available and in any event within 45 days after the end of each fiscal quarter:

    (A)
    a consolidated balance sheet and income statement with budget variances;

    (B)
    consolidated "key metrics" with budget variances, including gross adds, net adds, churn, ARPU, CPGA and sites on air; and

    (C)
    a summary of capital expenditures with budget variances, provided, however, that the Company may exclude market-specific information from any such reports; and

    (iv)
    as soon as available, an annual operating budget (with variance analysis) and strategic plan of the Company and the LLC for the following fiscal year as approved by the Board.

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        (b)   The Company covenants and agrees to deliver to DISH, in each case with reasonable promptness, any other information, including data and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise, as from time to time may be reasonably requested by DISH.

        (c)   The Company will deliver, or cause to be delivered, to DISH any financial, operating or other business information that the Company delivers or otherwise makes available to Sprint (with the exception of any information solely for the use of Sprint as a customer of the Company, provided that information provided by the Company to DISH solely for the use of DISH as a customer of the Company shall not be provided by the Company to Sprint).

        (d)   The officers, employees, auditors and contract employees of DISH receiving or having access to information of the Company under this Section 2.3 will be limited to those officers, employees, auditors and contract employees of DISH with a need to know such information for the purpose of evaluating DISH's equity investment in the Company and the LLC, but, insofar as such information relates, in each case, to the Company's retail business, may not include any officer or employee that is directly responsible for the day-to-day operations of DISH that are competitive with the business of the Company and the LLC.

        2.4    Access.

        (a)   The Company will, and will cause its Subsidiaries, officers, directors and employees to:

    (i)
    afford the officers, employees, auditors and contract employees of DISH and its Controlled Affiliates, during normal business hours and on reasonable notice, reasonable access to the Company's and its Subsidiaries' officers, employees, properties, offices, plants and other facilities and to all books and records; and

    (ii)
    afford DISH the opportunity to discuss the Company's and its Subsidiaries' affairs, finances and accounts with the Company's and its Subsidiaries' officers from time to time as DISH may reasonably request, in each event, only to the extent necessary or reasonably appropriate to accomplish the reasonable purpose of the proposed inspection. If, following such discussion, DISH determines that it needs further financial information of the Company and its Subsidiaries, then DISH will provide a written request of the same to the chief financial officer of the Company including a description of the type of information needed from the auditors. The chief financial officer of the Company will promptly make the request of the Company's auditors to discuss the requested issues with DISH.

        (b)   The officers, employees, auditors and contract employees of DISH or its Controlled Affiliates having access rights under this Section 2.4 will be limited to those officers, employees, auditors and contract employees of DISH and its Controlled Affiliates with a need to have the above-described access rights for the purpose of evaluating DISH's equity investment in the Company and the LLC, but, insofar as such access rights provide access to information that relates, in each case, to the Company's retail business, may not include any officer or employee that is directly responsible for the day-to-day operations of DISH that are competitive with the business of the Company and the LLC.

        2.5    Approvals by DISH.     In addition to any other actions or approvals required under this Agreement, Law, the Operating Agreement, the Charter or the Bylaws, the following actions (including the entry into any agreement, contract or commitment to take any such action) will require the prior consent of DISH:

        (a)   any amendment to the Bylaws, the Charter, the Operating Agreement or the Equityholders' Agreement, and the equivalent documents for the LLC, in each case to the extent such amendment adversely affects DISH;

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        (b)   termination of the Operating Agreement or the Equityholders' Agreement;

        (c)   any Related Party Transaction, except for Related Party Transactions approved by the Audit Committee and, if larger than $20 million, supported by a written fairness opinion from a nationally recognized investment banking firm;

        (d)   any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or the LLC or any issuance of capital stock of the Company or the LLC, in either case that constitutes a Change of Control of the Company or the LLC, or any sale or other disposition of all or more than 20% of the consolidated assets of the Company or of the LLC; and

        (e)   any Bankruptcy, liquidation, dissolution or winding up of the Company, the LLC or any material Subsidiary of the Company.

        2.6    Certain Undertakings.

        (a)   The Company will comply with the Equityholders' Agreement and shall not consent to any modification, amendment or termination of, or waiver of any rights of the Company or obligations of any Equityholder pursuant to, the Equityholders' Agreement, except that any Equityholder may waive (in writing) the benefit of any provision of the Equityholders' Agreement solely with respect to itself for any purpose. In addition, the Company shall take any and all steps necessary, or in DISH's judgment appropriate, to enforce the Equityholders' Agreement in the event of any breach, whether actual, threatened or anticipated. For the avoidance of doubt, enforcement of the Equityholders' Agreement shall include diligently litigating a matter to final non-appealable judgment in cooperation with DISH. In the event that enforcement of the Equityholders' Agreement implicates any rights of DISH under this Agreement or any other Transaction Agreements, the Company shall consult with DISH with respect to any material decision in respect of the conduct of such litigation and shall not take any material action with respect thereto without DISH's prior written consent (which shall, other than with respect to any settlement of any such litigation, not be unreasonably withheld).

        (b)   To the extent that the Company is unable at any time to deliver any of the rights granted to DISH under this Agreement, DISH will be entitled to seek any appropriate remedies, including specific performance and, if specific performance is unavailable or delayed, monetary damages for such failure.

        (c)   The Company shall take any and all steps necessary or appropriate to enforce the obligations of other parties under Section 7(e) of the Voting and Support Agreement and Section 6(a) of the ROFO Agreement in the event of any breach, whether actual, threatened or anticipated.

        2.7    Subsidiary Governance.     If any Person other than an officer or employee of the Company or any of its Subsidiaries is a member of the board of directors (or equivalent governing body) of any Subsidiary of the Company, then, upon the request of DISH, so long as DISH has a right to designate members to the Board pursuant to Section 2.1, the board of directors (or equivalent governing body) of any or all of the Subsidiaries of the Company will be comprised in a manner such that the provisions of Section 2.1 will apply mutatis mutandis to each Subsidiary of the Company; provided that, in the case of any non-wholly-owned Subsidiaries of the Company, upon any such request, the Company will use its commercially reasonable efforts to replicate, to the extent practicable, the governance arrangements set forth in Section 2.1 with respect to any actions or decisions to be taken or made by the Company with respect to such Subsidiary.

        2.8    No Imputed Conflicts.     For the avoidance of doubt, the fact that DISH is "interested" with respect to any particular transaction or other matter will not, without more, render the DISH Designees "interested" or a "related party" with respect to such transaction or other matter or a "related party" of DISH. Notwithstanding the above, the Board may, in the exercise of its fiduciary duties and taking into account such factors as it may deem appropriate, determine that a Director that

5

is an affiliate or employee of DISH is "interested" with respect to a particular transaction or other matter in which DISH is a party.

ARTICLE 3

PREEMPTIVE RIGHTS

        3.1    Preemptive Rights.

        (a)   DISH will have the right to purchase its Preemptive Right Pro Rata Share (as defined below) of New Securities (as defined in Section 3.1(e)) that the Company may from time to time propose to issue. DISH's "Preemptive Right Pro Rata Share" will be, at any given time, that proportion, calculated before any proposed issuance of New Securities, that the voting power represented by the Voting Securities owned by DISH at that time bears to the total voting power represented by the Voting Securities issued and outstanding at that time.

        (b)   If the Company proposes to issue New Securities, it will give DISH a written notice (the "Notice of Issuance") of its intention to sell New Securities, setting forth the price, the identity of the proposed purchaser(s) (if known) and the principal terms on which the Company proposes to issue the New Securities. DISH will have 30 days from the date of receipt of any Notice of Issuance (the "Consideration Period") to elect to purchase a number of New Securities up to its Preemptive Right Pro Rata Share of New Securities (in each case calculated before the issuance and rounded to the nearest whole share), for the price and on the terms specified in the Notice of Issuance, by giving written notice to the Company stating the number of New Securities to be purchased.

        (c)   If the Company proposes to issue New Securities in a Public Offering, the following will apply:

    (i)
    In lieu of sending a Notice of Issuance as provided in Section 3.1(b), at least ten Business Days prior to the printing of the "red herring" prospectus for the Public Offering, the Company will give written notice to DISH (a "Public Offering Notice") setting forth:

    (A)
    the Company's then-current estimate of the number of shares of Common Stock the Company intends to offer;

    (B)
    the anticipated per share range for the offering price;

    (C)
    any other material terms on which the Company proposes to issue the New Securities; and

    (D)
    the date on which the "red herring" prospectus is expected to be printed.

    (ii)
    At least five Business Days prior to the date referred to in Section 3.1(c)(i)(D), DISH will deliver a binding notice to the Company stating whether and as to how many shares DISH will elect to purchase (up to its Preemptive Right Pro Rata Share rounded to the nearest whole share). If DISH fails to notify the Company by the required time, DISH will be deemed to have declined to exercise its rights under this Section 3.1 with respect to that Public Offering.

    (iii)
    The actual purchase price for DISH's Preemptive Right Pro Rata Share of New Securities will be a per share purchase price equal to the purchase price paid for the securities issued in the Public Offering that gave rise to the rights under this Section 3.1, net of any underwriting discounts in connection with that Public Offering.

        (d)   The Company will have 120 days after the date of the Notice of Issuance or Public Offering Notice, as applicable, to consummate the sale of any New Securities with respect to which DISH's preemptive rights were not exercised, at or above the price and on terms not more favorable, in the aggregate, to the purchasers of the New Securities than the terms specified in the initial Notice of

6

Issuance or Public Offering Notice, as applicable, given in connection with that sale, except that the preceding restrictions on the price and terms and conditions of any sale will not apply to sales based on the prevailing market price of Voting Securities on NASDAQ or any other public trading medium at the time that the sale of New Securities is effected.

        (e)   For purposes of this Agreement, "New Securities" means any capital stock (including Common Stock) of the Company issued (or to be issued) after the Effective Date, whether now or hereafter authorized, and any rights, options, warrants or other rights to purchase or acquire capital stock, and securities of any type whatsoever that are, or may become, exchangeable or exercisable for or convertible into capital stock. The term "New Securities" does not include, and the preemptive rights described in this Section 3.1 will not be exercisable with respect to, any of the following:

    (i)
    securities issued to holders of Class B Common Stock in connection with the right of those holders, under the terms of the Charter and the Operating Agreement, to convert their shares of Class B Common Stock, together with the corresponding Units, into shares of Class A Common Stock;

    (ii)
    securities issued to officers, employees or directors of the Company in connection with a person's employment or director arrangements with the Company under any employee benefit plan of the Company adopted by the Board with the approval of the Audit Committee, including but not limited to any Incentive Plan;

    (iii)
    securities issued in connection with the exercise of any right, option or warrant to acquire any security or the conversion of any security, in any case that (x) were outstanding prior to the Effective Date or (y) were issued after the Effective Date and were treated as New Securities in respect of which preemptive rights were offered pursuant to this Section 3.1;

    (iv)
    securities issuable or issued to consultants, vendors, lessors or others with whom the Company conducts business (other than the Equityholders and their respective Affiliates), as long as

    (A)
    the securities are issued directly in a transaction approved by the Board, and

    (B)
    the issuance of securities is not for financing purposes;

    (v)
    securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions, as long as the securities are issued directly in a transaction approved by the Board; and

    (vi)
    securities issued (other than to any Equityholder or any of its Affiliates) in transactions involving technology licensing, research or development activities, the use or acquisition of strategic assets, properties or rights, or the distribution, manufacture or marketing of the Company's products, as long as

    (A)
    the securities are issued directly in a transaction approved by the Board, and

    (B)
    the issuance of securities is not for financing purposes.

        (f)    The closing of the purchases of DISH's Preemptive Right Pro Rata Share of New Securities under this Section 3.1 will take place at the offices of the Company:

    (i)
    in the case of an issuance of New Securities other than in connection with a Public Offering, on a date specified by DISH, which will be within 30 days after the exercise of DISH's rights under this Section 3.1, or (if later) within 10 days after the receipt of all required regulatory approvals, and

    (ii)
    in the case of an issuance of New Securities in connection with a Public Offering, on the date of the Public Offering.

7

  At the closing, the Company will deliver, or cause to be delivered, to DISH, certificates (if applicable) representing the shares of New Securities to be purchased by DISH, in the name of DISH, against payment of the purchase price therefor, as provided below; and DISH will deliver to the Company an amount in cash by wire transfer in immediately available funds equal to the product of the applicable price per share determined

    (x)
    in the Notice of Issuance, in the case of an issuance of New Securities other than in connection with a Public Offering, and

    (y)
    under Section 3.1(c)(iii), in the case of an issuance of New Securities issued in connection with a Public Offering,

  in each case, multiplied by the number of shares of New Securities to be acquired by DISH.

        (g)   After giving a Notice of Issuance, the Company may close (prior to the expiration of the Consideration Period) the sale of any portion of the New Securities that is not subject to preemptive rights under this Section 3.1, or as to which DISH has affirmatively waived its rights under this Section 3.1.

        (h)   The Company shall not issue or agree to issue any New Securities without first offering DISH the right to purchase such New Securities up to DISH's Preemptive Right Pro Rata Share.

ARTICLE 4

MISCELLANEOUS

        4.1    Termination.     Subject to the early termination of any provision (a) as a result of an amendment to this Agreement agreed to by the Company and DISH as provided under Section 4.2 or (b) as provided in accordance with its terms, this Agreement will terminate when DISH no longer owns Equity Securities of the Company equal to at least 50% of the Equity Securities owned by DISH on the Effective Date; except that Sections 4.5, 4.9, 4.11 and 4.13 through 4.16 of this Agreement will not terminate and will survive any termination of this Agreement. No such termination will relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

        4.2    Amendments.     Except as otherwise provided in this Agreement, no modification, amendment or waiver of any provision of this Agreement will be effective without the written approval of the Company and DISH, except that DISH may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.

        4.3    Successors and Assigns; Groups and Thresholds.

        (a)   This Agreement will bind and inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors (whether by merger, operation of law or otherwise) and permitted assigns.

        (b)   Whether or not so stated in the relevant provisions of this Agreement, (i) references to DISH shall be deemed to include its Affiliates and (ii) all amounts, thresholds or similar metrics applicable to DISH shall be determined or measured (x) without duplication, by reference to DISH and its Affiliates as a group and (y) taking into account the effect of any Recapitalization Events.

        4.4    Notices.

        (a)   All notices and other communications required or permitted under this Agreement will be in writing and will be deemed effectively given:

    (i)
    when personally delivered to the party to be notified;

8

    (ii)
    when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day, as long as a copy of the notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt;

    (iii)
    five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

    (iv)
    one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

        (b)   All communications will be sent to the party's address as set forth below or at another address that the party has furnished to each other party in writing in accordance with this provision:

    If to the Company:

      Clearwire Corporation
      1475 120th Avenue Northeast,
      Bellevue, WA 98005
      Attention: [    •    ]
      Facsimile No.: [    •    ]

    with copies (which will not constitute notice) to:

    If to DISH:

      DISH Acquisition Holding Corporation
      9601 South Meridian Boulevard
      Englewood, Colorado 80112
      Telecopier No.: (303) 723-1699
      Attention: General Counsel

    with a copy to:

      Sullivan & Cromwell LLP
      125 Broad Street
      New York, New York 10004
      Telecopier No.: (212) 291-9101
      Attention: Scott D. Miller

        4.5    Confidentiality.

        (a)   DISH agrees that Confidential Information has been and may in the future be made available in connection with DISH's investment in the Company. DISH acknowledges and agrees that it shall not disclose any Confidential Information to any Person or use any Confidential Information, except that Confidential Information (x) may be used solely in connection with DISH's investment in the Company and the LLC and not in connection with any of its other business operations and (y) may be disclosed:

    (i)
    to DISH's Representatives in the normal course of the performance of their duties,

9

    (ii)
    to the extent required by Law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which DISH is subject, provided that DISH agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and DISH shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Law, rule or regulation)),

    (iii)
    to any Person with whom DISH is contemplating a financing transaction or to whom DISH is contemplating a Transfer of its Equity Securities, provided that such potential transferee is advised of the confidential nature of such Confidential Information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof,

    (iv)
    to any regulatory authority or rating agency to which DISH or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such Confidential Information,

    (v)
    to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or its Representatives have provided to DISH relating to such tax treatment and tax structure), provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, or

    (vi)
    if the prior written consent of the Board shall have been obtained.

        (b)   Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any of its Subsidiaries or DISH.

        (c)   "Confidential Information" means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to DISH under this Agreement, provided that the term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by DISH or its affiliates, directors, officers, employees, stockholders, members, partners, agents, counsel, auditors, investment advisers or other representatives (all such persons being collectively referred to as "Representatives") in violation of this Agreement, (ii) was available to DISH on a non-confidential basis prior to its disclosure to DISH or its Representatives by the Company, (iii) becomes available to DISH on a non-confidential basis from a source other than the Company after the disclosure of such information to DISH or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to the best of DISH's knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person, (iv) is independently developed by DISH without violating any confidentiality agreement with, or other obligation of secrecy to, the Company or (v) is received by DISH under or in connection with other commercial contracts, agreements or arrangements with the Company (which information shall be governed by the terms of those contracts, agreements or arrangements).

        4.6    Accounting Policies.     If DISH is required at any point to consolidate with the Company and the LLC for accounting purposes, subject to Law and the fiduciary duties of the Board, the accounting policies of the Company and the LLC will be consistent with the accounting policies of DISH as long as the policies comply with GAAP.

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        4.7    Further Assurances.     At any time or from time to time after the Effective Date, the parties hereto will cooperate with each other as may be reasonably requested, and at the request of any other party, will execute and deliver any further instruments or documents and, to the fullest extent permitted by Law, will take all further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the agreements and the intent of the parties under this Agreement.

        4.8    Entire Agreement.     Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter of this Agreement in any way.

        4.9    Enabling Clause.     The Company will cause the Charter and the Bylaws to give effect to the terms and provisions contained in this Agreement to the extent permitted by Law.

        4.10    Delays or Omissions.     No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, will impair any right, power or remedy of any non-breaching and non-defaulting party, nor will it be construed to be a waiver of any breach, default or noncompliance, or any acquiescence in it, or of or in any similar breach, default or noncompliance later occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party to this Agreement of any breach, default or noncompliance under this Agreement or any waiver on that party's part of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in that writing and to the extent permitted under this Agreement. No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, will be cumulative and not alternative.

        4.11    Governing Law; Jurisdiction; Waiver of Jury Trial.     This Agreement will be governed in all respects by the laws of the State of Delaware. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware, and the parties to this Agreement submit to the exclusive jurisdiction of those courts for the purpose of a suit, proceeding or judgment. Each party to this Agreement irrevocably waives any right it may have had to bring an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties to this Agreement irrevocably and unconditionally waives trial by jury in any legal action or proceeding (including any counterclaim) in relation to this Agreement.

        4.12    Severability.     When possible, each provision of this Agreement will be interpreted so as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in that jurisdiction as if the invalid, illegal or unenforceable provision had never been contained in this Agreement and the parties to this Agreement will use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by that provision.

        4.13    Enforcement.     Each party to this Agreement acknowledges that money damages would not be an adequate remedy if any of the covenants or agreements in this Agreement are not performed in accordance with its terms. If a party seeks an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction to enjoin an alleged breach and enforce specifically the

11

terms and provisions of this Agreement, the other parties will not raise the defense of an adequate remedy at law.

        4.14    No Recourse.     Neither the Company nor DISH will, whether by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any Law, seek to hold liable under this Agreement or any documents or instruments delivered in connection with this Agreement, any current or future stockholder, director, officer, employee, general or limited partner or member of DISH or of any Affiliate or assignee thereof. No current or future officer, agent or employee of DISH or any current or future member of DISH or any current or future stockholder, director, officer, employee, partner or member of DISH or of any Affiliate or assignee thereof, will have any personal liability whatsoever for any obligation of DISH under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of those obligations or their creation.

        4.15    No Third Party Beneficiaries.     This Agreement is entered into solely for the benefit of DISH and DISH's successors (whether by merger, operation of law or otherwise) and assigns, and except that any current or former director or officer of the Company may enforce Section 2.1(g), no other Person may exercise any right or enforce any obligation under this Agreement.

        4.16    Counterparts; Facsimile Signatures.     This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed by facsimile or pdf signature(s).

        4.17    Interpretation.

        (a)   Unless the context of this Agreement otherwise clearly requires,

    (i)
    references to the plural include the singular, and references to the singular include the plural,

    (ii)
    the words "include," "includes" and "including" do not limit the preceding terms or words and will be deemed to be followed by the words "without limitation,"

    (iii)
    the terms "day" and "days" mean and refer to calendar day(s), and

    (iv)
    the terms "year" and "years" mean and refer to calendar year(s).

        (b)   Unless otherwise set forth in this Agreement, references in this Agreement to any document, instrument or agreement (including this Agreement),

    (i)
    includes and incorporates all Exhibits,

    (ii)
    includes all documents, instruments or agreements issued or executed in replacement of those documents, instruments or agreements, and

    (iii)
    means the document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and

    (iv)
    all Article, Section and Exhibit references in this Agreement are to Articles, Sections and Exhibits of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

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        IN WITNESS WHEREOF, the parties to this Agreement have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

CLEARWIRE CORPORATION
By:	Name: Title:
DISH ACQUISITION HOLDING CORPORATION
By:	Name: Title:

[Signature Page to the Investor Rights Agreement by and between Clearwire Corporation and DISH Acquisition Holding Corporation]

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Exhibit A

Definitions

        As used in this Agreement, the following terms have the following meanings:

        "Agreement" is defined in the Preamble.

        "Audit Committee" means the Audit Committee of the Board.

        "Bankruptcy" means, with respect to any Person,

    (i)
    to apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for that Person or any property of that Person, or make a general assignment for the benefit of creditors;

    (ii)
    in the absence of an application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for that Person or for a substantial part of the property of that Person;

    (iii)
    to permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of that Person; or

    (iv)
    take any corporate or company action authorizing, or in furtherance of, any of the foregoing.

        "Board" means the Board of Directors of the Company.

        "Business Day" means any day that is not a Saturday, a Sunday or other day that banks are required or authorized by Law to be closed in New York City.

        "Bylaws" means the Bylaws of the Company as in effect on the Effective Date, as they may be amended, supplemented or otherwise modified from time to time in accordance with their terms, the terms of the Charter and the terms of this Agreement.

        "Change of Control" means a Change of Control under the Equityholders' Agreement.

        "Charter" means the Restated Certificate of Incorporation of the Company, as in effect on the Effective Date and as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

        "Class A Common Stock" means Class A common stock, par value $0.0001 per share, of the Company, which is entitled to the voting and other rights described in the Charter.

        "Class B Common Stock" means Class B common stock, par value $0.0001 per share, of the Company, which is entitled to the voting and other rights described in the Charter.

        "Common Stock" means any and all classes of the Company's common stock as authorized pursuant to the Charter, including the Class A Common Stock and the Class B Common Stock.

        "Company" is defined in the Preamble.

        "Confidential Information" is defined in Section 4.5(c).

        "Consideration Period" is defined in Section 3.1(b).

        "Controlled Affiliate" with respect to DISH means:

    (i)
    each direct or indirect Subsidiary of DISH, and

    (ii)
    any Affiliate of DISH that DISH can, directly or indirectly, unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by this Agreement,

provided that neither the Company nor any of its Subsidiaries will be deemed to be a Controlled Affiliate of DISH.

        "Director" means any member of the Board.

        "DISH" is defined in the Preamble.

        "DISH Designees" means the individuals selected by DISH to be nominated for election to the Board by the Nominating Committee.

        "DISH Offer" is defined in the Recitals.

        "Effective Date" is defined in the Preamble.

        "Equity Securities" means any and all shares of common stock of the Company and any securities issued in respect thereof, including:

    (i)
    Common Stock,

    (ii)
    securities of the Company convertible into, or exchangeable for, shares of Common Stock, and options, warrants or other rights to acquire shares of Common Stock, and

    (iii)
    any securities issued in substitution for the securities described in clauses (i) and (ii) above in connection with any Recapitalization Event.

        "Equityholder" means the parties to the Equityholders' Agreement, other than the Company, and their respective successors and assigns.

        "Equityholders' Agreement" means that certain Equityholders' Agreement, dated November 28, 2008, among the Company, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC and Sprint Nextel Corporation, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "GAAP" means generally accepted accounting principles, as in effect in the United States of America from time to time.

        "Governmental Authority" means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature; or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power or authority of any nature.

        "Incentive Plan" means any equity incentive or similar plan or agreement under which the Company may issue shares of Class A Common Stock or other Equity Securities to existing and former directors, officers, employees and other Persons providing services to the Company and its Subsidiaries from time to time.

        "Independent Director" means an "independent director" as that term is used in the listing rules or requirements of NASDAQ or any other listing rules or requirements, if applicable, and any rules or requirements under Law.

        "Law" means any applicable foreign or domestic, federal, state or local, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.

        "LLC" means Clearwire Communications LLC.

        "NASDAQ" means The NASDAQ Stock Market, LLC or other principal stock exchange or securities market on which the Common Stock is at any time listed or quoted.

        "New Securities" is defined in Section 3.1(e).

        "Nominating Committee" means the Nominating Committee of the Board.

        "Notice of Issuance" is defined in Section 3.1(b).

        "Operating Agreement" means the Amended and Restated Operating Agreement of the LLC, dated as of November 28, 2008, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

        "Percentage Interest" means, at the time of determination with respect to DISH, the Voting Power represented by the Voting Securities then collectively held by DISH and its Affiliates as a percentage of the voting power attributable to all Voting Securities then outstanding.

        "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization, government or any agency or political subdivisions thereof.

        "Preemptive Right Pro Rata Share" is defined in Section 3.1(a).

        "Public Offering" means an underwritten public offering of securities of the Company under an effective registration statement under the Securities Act or the sale of securities of the Company on a bought-deal basis to a broker-dealer who intends to distribute the acquired securities.

        "Public Offering Notice" is defined in Section 3.1(c)(i).

        "Recapitalization Event" means a stock split, reverse stock split, combination, reclassification, recapitalization, stock dividend or similar transaction.

        "Related Party Transaction" means any transaction between the Company or any of its Controlled Affiliates, on the one hand, and any Equityholder, any Affiliate of an Equityholder, or any director, officer, employee or "associate" (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Company, an Equityholder or any Affiliate of an Equityholder, on the other hand.

        "Representatives" is defined in Section 4.5(c).

        "ROFO Agreement" means that certain Agreement Regarding Right of First Offer, dated as of December 17, 2012, among Sprint Holdco, LLC, Sprint Nextel Corporation, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Intel Capital Wireless Investment Corporation 2008A, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Shares" is defined in the Recitals.

        "Sprint" means Sprint Nextel Corporation and its Affiliates.

        "Subsidiary" means, with respect to any entity,

    (i)
    any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and

    (ii)
    any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or managing member.

        "Transaction Agreements" mean that certain Note Purchase Agreement and this Agreement.

        "Transfer" means, directly or indirectly, in one transaction or a series of related transactions, to sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any Equity Securities beneficially owned by a Person or any interest in any Equity Securities beneficially owned by a Person (including any arrangement to provide another Person the economic performance of all or any portion of such Equity Securities (including by means of any option, swap, forward or other contract or arrangement the value of which is linked in whole or in part to the value of such Equity Securities)).

        "Unit" means a limited liability company unit in the LLC.

        "Voting and Support Agreement" means that certain Voting and Support Agreement, dated as of December 17, 2012, among the Company, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Intel Capital Wireless Investment Corporation 2008A, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC.

        "Voting Power" means the power to vote shares or other ownership interests generally in the election of Directors or individuals serving similar functions.

        "Voting Securities" means, at any time, any class of Equity Securities of the Company that are then entitled to vote generally in the election of Directors.

Exhibit B

Terms of D&O Insurance

        The Company will maintain a minimum amount of total directors' and officers' liability insurance of $150 million. These limits will have a minimum of $50 million dedicated to Side A personal asset protection with drop down features. Coverage terms will be no less broad than what is currently contained in the existing Clearwire directors' and officers' liability insurance program. Carrier credit rating should be rated at A- or better. The securities retention should be no more than $2 million.

B-1